Exhibit 2.1

EXECUTION

AGREEMENT AND PLAN OF MERGER

by and among

FIESTA HOLDINGS, LLC,

FIESTA MERGER SUB, LLC

and

FIESTA RESTAURANT GROUP, INC.

August 6, 2023

i

TABLE OF EXHIBITS

Exhibit A	–	Form of Certificate of Incorporation of Surviving Corporation

Exhibit B	–	Form of Bylaws of Surviving Corporation

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 6, 2023, is entered into by and among Fiesta Holdings, LLC, a Delaware limited liability company (“Parent”), Fiesta Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), and Fiesta Restaurant Group, Inc., a Delaware corporation (the “Company”).

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the recommendation of the special committee of the Company Board (the “Special Committee”), has unanimously (i) determined that this Agreement, the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving the Merger as a wholly owned Subsidiary of Parent in accordance with the Delaware General Corporation Law (the “DGCL”) and the Limited Liability Company Act, 6 Del.C. § 18-101, et seq. (the “DLCA”) and the other transactions contemplated hereby are fair to, advisable, and in the best interests of the Company and the Company’s stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth herein, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and consummation of the Merger and other transactions contemplated hereby, (iv) resolved, subject to Section 6.04, to recommend that the stockholders of the Company approve the Merger and the other transactions contemplated hereby and adopt this Agreement (the “Board Recommendation”), and (v) directed that this Agreement be submitted to a vote of the Company’s stockholders;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of Parent to enter into this Agreement, each of BEI Longhorn LLC and Arex Capital Management LP (collectively, the “Key Stockholders”) and Parent have entered into a voting agreement (a “Voting Agreement”), which provides, among other things, that the Key Stockholders will vote all of their respective Company Common Stock in favor of the transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each of GSP 4.0 Fund-A, L.P., a Delaware limited partnership and GSP 4.0 Fund-B, L.P., a Delaware limited partnership (collectively, the “Sponsors”), each an Affiliate of Parent and Merger Sub, have entered into an equity commitment letter, dated as of the date hereof (the “Equity Commitment Agreement”), pursuant to which the Sponsors have agreed to provide funding to Parent in the circumstances set forth therein (the “Equity Financing”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has received from the Sponsors a limited guarantee in favor of the Company with respect to certain of Parent’s obligations hereunder (the “Limited Guarantee”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01          Definitions.

(a)          As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement between the Company and any Third Party that (i) contains terms no less favorable, in the aggregate, to the Company than the terms of the Confidentiality Agreement (provided that such confidentiality agreement shall not be required to contain standstill provisions), (ii) does not prohibit the Company from complying with the provisions of Section 6.03 or Section 6.04 or contain terms that would restrict, in any manner, the Company’s ability to consummate the transactions contemplated by this Agreement and (iii) does not include any provision calling for an exclusive right to negotiate with the Company prior to the termination of this Agreement. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with the Company relating to a purchase of, or business combination with, the Company, which such confidentiality agreement is in effect as of the date hereof and contains provisions consistent with the foregoing clause (ii) and a remaining term of not less than six months from the date hereof, shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

“Acquisition Proposal” means any inquiry, offer, proposal or indication of interest from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Third Party, directly or indirectly, of 20% or more of any class of outstanding equity or voting securities of the Company or any of its Subsidiaries (or securities convertible into or exchangeable for 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries), or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any Third Party beneficially owning 20% or more of any class of outstanding equity or voting securities of the Company or any of its Subsidiaries (or securities convertible into or exchangeable for 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries), (ii) any merger, amalgamation, consolidation, share exchange, business combination, asset sale, joint venture or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) any sale, lease, exchange, transfer, license, acquisition or disposition of 20% or more of the consolidated assets of the Company and its Subsidiaries (measured by the fair market value thereof) or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant transaction involving the Company or any of its Subsidiaries, the business of which constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that, for purposes of this Agreement, Parent and Merger Sub shall not be deemed Affiliates of the Company and portfolio companies of Parent’s and Merger Sub’s respective affiliates which are investment funds shall not be deemed to be Affiliates of Parent or Merger Sub.

“Aggregate Merger Consideration” means an amount equal to the sum of the Restricted Stock Unit Award Payments, plus the aggregate Per Share Merger Consideration.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, act, statute, ordinance, code, rule, regulation, Order or other similar requirement enacted, adopted, promulgated, issued or applied by a Governmental Authority.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of January 1, 2023 and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended January 1, 2023.

“Company Balance Sheet Date” means January 1, 2023.

“Company Benefit Plan” means each Plan (i) that is maintained, administered or sponsored by the Company or any of its Subsidiaries, (ii) with respect to which contributions, premiums or other payments are made or required to be made by the Company or any of its Subsidiaries with respect to any Employee or (iii) pursuant to which the Company or any of its Subsidiaries has or could have any liability (including a Company Employee Agreement).

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Certificate” means the certificate of incorporation of the Company filed with the Secretary of State of the State of Delaware, as amended.

“Company Employee Agreement” means any employment, consulting, services, severance, termination, bonus or incentive compensation, change in control, retention, deferred compensation or other compensatory agreement, arrangement, contract, understanding, obligation or commitment with any Employee and to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has or could have any liability.

“Company Equity Awards” means the Company Restricted Stock Awards and the Company Restricted Stock Unit Awards, and any other outstanding equity or equity-based award (whether vested or unvested) denominated in shares of Company Common Stock.

“Company Existing Credit Facility” means (i) that certain Credit Agreement, dated as of November 23, 2020, by and among the Company, Fortress Credit Corp and the lenders from time to time party thereto, as amended from time to time, and (ii) the Loan Documents, as such term is defined therein.

“Company FDD” means any franchise disclosure document or similar disclosure documentation used by the Company or any of its Subsidiaries in connection with the offer or sale of Company Franchises in the United States (including without limitation, Puerto Rico), Panama, Guyana, Ecuador, or the Bahamas, or any other applicable jurisdiction.

“Company Financial Advisors” means Jefferies and the Opinion Advisor.

“Company Franchisee” means a Person other than the Company or any of its Subsidiaries that is granted a right (whether directly by the Company or any of its Subsidiaries or by another Company Franchisee) to develop or operate, or is granted a right to license others to develop or operate, a Company Franchise.

“Company Governing Documents” means the Company Bylaws, the Company Certificate and any other similar organizational or governing documents.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any change, effect, development, circumstance, condition or occurrence (an “Effect”) that, individually or in the aggregate, (a) has a material adverse effect on the condition (financial or otherwise), business or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) prevents or materially delays the consummation of the Merger on the terms contained in this Agreement; provided, however, that in the case of clause (a) only, no Effects resulting from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists, has occurred or is reasonably likely to exist or occur: (i) conditions (or changes therein) generally affecting the industry or industries in which the Company operates (including the restaurant industry) unless and to the extent such Effects disproportionately have an adverse impact on the Company relative to other Persons operating in the industries in which the Company and its Subsidiaries operate, (ii) general legal, tax, economic, political or regulatory conditions (or changes therein), including any changes affecting financial, credit, commodity (including oil), produce, livestock or capital market conditions, unless and to the extent such Effects disproportionately have an adverse impact on the Company relative to other Persons operating in the industries in which the Company and its Subsidiaries operate, (iii) any generally applicable change in Applicable Law or GAAP or judicial, regulatory or other interpretation of any of the foregoing by Governmental Authorities after the date hereof, unless and to the extent such Effects disproportionately have an adverse impact on the Company relative to other Persons operating in the industries in which the Company and its Subsidiaries operate, (iv) the taking of any actions that are expressly required by this Agreement to be taken, or the failure to take any action that is expressly prohibited by this Agreement to be taken, at the written request or with the written consent of Parent or Merger Sub, (v) any Effect attributable to the execution, announcement, pendency or consummation of this Agreement and the Merger and the other transactions contemplated by this Agreement, including as a result of the identity of Parent (provided that clause (iv) and this clause (v) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement), (vi) declines in the Company Common Stock price or the trading volume of the shares of Company Common Stock on Nasdaq or any other market on which such securities are quoted for purchase and sale, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (vii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or external budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that if and to the extent that facts or occurrences giving rise or contributing to such failure are not otherwise excluded from the definition of a “Company Material Adverse Effect,” such facts and circumstances may be taken into account), or (viii) conditions arising out of acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, pandemics (including COVID-19 and any associated COVID-19 Measures) or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement unless such Effects, in the case of Effects resulting from COVID-19 and associated COVID-19 Measures, result from any material failure by the Company or its Subsidiaries to comply with any compulsory COVID-19 Measures applicable to the Company or any of its Subsidiaries.

“Company Related Party” means the Company and its Subsidiaries and any of their respective former, current or future shareholders, directors, officers, employees, Affiliates or Representatives.

“Company Restricted Stock Award” means an award with respect to shares of Company Common Stock outstanding under a Company Stock Plan that is, at the time of determination, subject to a risk of forfeiture or repurchase by the Company, whether subject to time- or performance-based vesting.

“Company Restricted Stock Unit Award” means an outstanding award of restricted stock units under a Company Stock Plan pursuant to which the recipient has a right to receive shares of Company Common Stock after the vesting or lapse of restrictions applicable to such award, whether or not such receipt is deferred after the vesting or lapse of restrictions.

“Company Stock Plans” means the Company’s 2021 Stock Incentive Plan and the Company’s 2012 Stock Incentive Plan.

“Company Termination Fee” shall mean an amount equal to $8,500,000, unless this Agreement is terminated in a manner described in Section 8.02(b)(ii)(A), in which case, Company Termination Fee shall mean an amount equal to $4,500,000.

“Contract” means any contract, agreement, note, bond, indenture, lien, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind that is legally binding.

“COVID-19” means the infectious disease known as coronavirus disease 2019, or COVID-19, caused by severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2), and any evolutions or variants thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, safety or similar Applicable Law, directive, guidelines or recommendations promulgated or issued publicly by any Governmental Authority and applicable to the Company and its Subsidiaries, or their businesses, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, including the parties to the Debt Letters and any joinder agreements, credit agreements or indentures (or similar definitive financing documents) relating thereto.

“Effect” has the meaning given in the definition of Company Material Adverse Effect.

“Employee” means any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries.

“Environmental Law” means any Applicable Law or Order relating to the pollution, public or worker health or safety (to the extent related to exposure to Hazardous Materials), or protection of the environment or natural resources, as amended, and the regulations promulgated pursuant thereto.

“Equity Interest” means any share, capital stock, partnership (general or limited), member, trust or similar interest in any entity, security or other equity or equity-linked interests and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, under common control with the Company or any of its Subsidiaries and that, together with the Company or any of its Subsidiaries, is or at any relevant time was a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“executive officer” shall be as defined in Rule 16a-1(f) under the Exchange Act.

“Food Safety Requirements” means all Applicable Laws, Orders and other legally-binding obligations concerning food safety, food quality, food hygiene, food processing, food contamination, or the development, testing, manufacture, production, handling, packaging, labeling, transportation, distribution, importing, exporting, storage, preparation, sale, advertising or marketing of food and related products, including the federal Food, Drug and Cosmetic Act, the Food Safety Modernization Act, the Public Health Security and Bioterrorism Preparedness and Response Act of 2002, the allergen disclosure requirements of the Food Allergen Labeling and Consumer Protection Act of 2004, the Federal Trade Commission Act, state unfair competition and deceptive trade practices statutes, the Organic Foods Production Act of 1990, the Sanitary Food Transportation Act of 2005, the Fair Packaging and Labeling Act and analogous Applicable Laws (in each case, as amended) and their respective implementing regulations which impose standards of conduct or obligations with respect to the safety of food products intended for human consumption, organic standards, certifications, or other requirements relating to food safety.

“Franchise Laws” means the FTC Rule or any other federal, state, provincial or local law, rule or regulation in the United States (including without limitation, Puerto Rico), Panama, Guyana, Ecuador, the Bahamas, or other applicable jurisdiction in which Company or any of its Affiliates has offered or sold franchises or licenses which governs, regulates or otherwise affects the offer or sale of franchises or business opportunities and all Relationship Laws.

“FTC Rule” means the Federal Trade Commission’s Trade Regulation Rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising”, 16 C.F.R. Part 436 (as amended) and any predecessor FTC Trade Regulation Rule(s).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any court, arbitrator, arbitral body (public or private), tribunal, commission, department, administrative agency or commission or other governmental or regulatory entity, body, authority or agency, whether foreign, federal, state, territorial, local or supranational.

“Governmental Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” or a “pollutant” or “contaminant” or words of similar import, or for which liability or standards of conduct may be imposed pursuant to Environmental Law, including petroleum and its by-products, asbestos and asbestos containing materials, lead, radon, per- and polyfluoroalkyl substances, toxic mold, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof; (ii) trademarks, service marks, trade names, logos, slogans, trade dress and other source indicators and registrations and applications to register any of the foregoing, including intent-to-use registrations or similar pending reservations of marks (as well as all goodwill associated with each of the foregoing); (iii) works of authorship and copyrights (whether registered or unregistered), applications for copyright registration (and all translations, adaptations, derivations and combinations of the foregoing); (iv) Internet domain names, URLs, and social media identifiers and handles; (v) software (including object code, source code, or other form), data, data sets, databases, and collections of data; (vi) trade secrets, confidential information, know-how, ideas, methods, formulae, methodologies, processes, technology, customer lists and inventions; (vii) moral rights (and waivers or agreements not to enforce moral rights), publicity rights and any other proprietary or intellectual property rights of any kind or nature; and (viii) any and all rights (created or arising under the laws of any jurisdiction anywhere in the world, whether statutory, common law, or otherwise) now existing and related to any of clauses (i) - (viii) above, including rights to limit the use or disclosure thereof by any Person (or any other equivalent or similar type of proprietary intellectual property right arising from or related to intellectual property to the extent protectable by Applicable Law and the right to bring suit, pursue past, current and future violations, infringements, or misappropriations, and collections).

“Jefferies” means Jefferies LLC.

“Knowledge of the Company” means the actual knowledge of (i) each of Dirk Montgomery and Louis DiPietro (solely in his capacity as the Chief People Officer of the Company and its Subsidiaries), after reasonable inquiry of all employees that directly report to each of the individuals listed in this clause (i) and (ii) Edo Licina and Tyler Yoesting, after reasonable inquiry.

“Lien” means any lien, encumbrance, license, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction or other similar adverse claim of any kind.

“Liquor License” means a liquor license, including beer, wine and mixed beverage permits and licenses, issued by the applicable Governmental Authority of the jurisdiction in which the applicable Company or Subsidiary restaurant is located.

“Lookback Date” means the date which is three years immediately preceding the date of this Agreement.

“NASDAQ” means the Nasdaq Global Select Market.

“Opinion Advisor” means Houlihan Lokey Capital Inc.

“Order” means any order, writ, injunction, decree, determination or arbitration ruling or judgment of a Governmental Authority.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, prevents or materially delays the consummation of the Merger or materially impairs or materially delays the ability of Parent or Merger Sub to perform their respective obligations under this Agreement.

“Parent Related Party” means Parent, Merger Sub, the Sponsors and any of the foregoing’s respective former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, Affiliates, shareholders, equity holders, managers, members, partners, agents, attorneys, advisors or other Representatives or any of the foregoing’s respective successors or assigns.

“Parent Termination Fee” shall mean an amount equal to $14,000,000.

“Permitted Liens” means (i) statutory and common law Liens of landlords’ and mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due or payable or that are being contested in good faith in appropriate proceedings and for which adequate reserves have been established on the Company’s or any of its Subsidiary’s books to the extent required by GAAP, (ii) Liens reflected in the Company Balance Sheet, (iii) Liens consisting of zoning or planning restrictions, easements, servitudes, licenses, permits, surface or ground leases to utilities, covenants, conditions and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such property by the Company in the operation of its business, (iv) Liens for Taxes, assessments or governmental charges or levies on property that are (a) not yet due and payable or (b) being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements filed with the SEC, (v) non-exclusive licenses under of Intellectual Property granted by the Company and its Subsidiaries in the ordinary course of business in connection with the sale or marketing of the Company’s products or services, and (vi) Liens which would not materially affect the use or operation of such property or assets by the Company or its Subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, firm, joint venture, association or other entity or organization, including a Governmental Authority.

“Personal Information” means any information defined as “personal data,” “personally identifiable information” or “personal information” or any functional equivalent of these terms relevant under any Privacy Laws, including any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with any individual or household.

“Plan” or “Plans” means (a) any employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and (b) each other retirement, deferred compensation, retiree medical or life insurance, individual consulting, health, welfare, severance, termination pay, change in control or transaction bonus, retention, incentive, stock option or other equity or equity-based compensation, fringe benefit, insurance, vacation, paid-time off, supplemental unemployment, supplemental or excess benefit, or other benefit or compensation plan, contract, program, policy, agreement or arrangement.

“Privacy Laws” means any Applicable Laws relating to privacy, data security, data protection, sending solicited or unsolicited electronic mail and text messages, cookies, trackers and collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information as applicable in all relevant jurisdictions.

“Privacy Requirements” means (i) Privacy Laws, (ii) the Company’s and its Subsidiaries’ public-facing privacy policies, (iii) industry standards to which the Company or any of its Subsidiaries is bound, including, to the extent applicable, the Payment Card Industry Data Security Standard (PCI-DSS), and (iv) Contracts by which the Company and its Subsidiaries are bound.

“Proceeding” means any claim, action, suit, charge, complaint, examination, audit, arbitration, investigation, inquiry, arbitration, mediation, litigation, alternative dispute resolution action or other proceeding commenced, brought, conducted or heard by or before a Governmental Authority, in law or equity.

“Relationship Laws” means any franchise termination, non-renewal, unfair practices or relationship laws, including the requirements of such laws with respect to the notice of default, time to cure and the actual termination of any franchisee or business opportunity operator.

“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including ambient air, surface water, ground water, land surface or subsurface strata).

“Representatives” means, with respect to any Person, the directors, stockholders, members, managers, officers, employees, financial advisors, attorneys, accountants, bankers, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Required Financial Information” means the information required by paragraph 5 of the Conditions Annex attached to the Debt Commitment Letter.

“Sanctioned Country” means any country or region that is (or the government of which is) or has been in the last five years the subject or target of a comprehensive embargo under sanctions laws (including Cuba, Iran, North Korea, Syria, Venezuela and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Trade Control Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Sanctioned Country.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means any cyber or security breach, ransomware incident, successful phishing incident, or other incident involving the unauthorized access, intrusion, loss, distribution, compromise, exfiltration, or disclosure of any Personal Information, Company data, trade secrets or confidential information.

“Subsidiary” means, with respect to any Person, (i) any entity of which (x) securities or other ownership interests having ordinary voting power to elect a majority of the board or other governing body of directors or other Person or body performing similar functions or (y) more than 50% of the equity interests or financial interests are at any time directly or indirectly owned by such Person or (ii) any entity in which such Person is or any of its Subsidiaries is a general partner or managing member of such other Person.

“Superior Proposal” means any bona fide written Acquisition Proposal that did not result from a breach (other than a de minimis breach) of Section 6.03 or Section 6.04 on terms that the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with its financial advisors and outside legal counsel), taking into account all relevant factors (including the terms and conditions of such Acquisition Proposal (including conditionality, timing or certainty of financing, any legal, regulatory, financial and financing aspects of such proposal and of this Agreement and such other factors as the Company Board (or the Special Committee) considers in good faith to be appropriate (including any adjustment to the terms and conditions of this Agreement proposed by Parent in response to such proposal in accordance with Section 6.04(d) and the Person making the proposal)), (i) is reasonably likely to be consummated in accordance with its terms and (ii) which, if consummated, would result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the Merger; provided, however, that for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20% or more” shall be deemed to be references to “more than 50%.”

“Systems” means all of the following that are owned by, used, or relied on by the Company and its Subsidiaries: software, software engines, computer hardware (whether general or special purpose), websites, website content and links and equipment used to process, store, maintain and operate data, database operating systems and electronic data processing, record keeping, and communications, telecommunications systems, networks, interfaces, platforms, servers, peripherals, computer systems, and other information technology infrastructure, including any outsourced systems and processes, and information and functions owned, used or provided by the Company or its Subsidiaries.

“Tax” means any and all U.S. federal, state, territory, local, non-U.S. and other taxes imposed by any Taxing Authority, including, without limitation, any levies, duties, tariffs, imposts, assessments, and other similar charges and fees, including, without limitation, income, franchise, severance, health insurance, government pension plan, windfall or other profits, accumulated earnings, gross receipts, premiums, property, conveyance, sales, use, net worth, capital stock, capital gains, payroll, employment, social security (or similar), wage or other withholding, workers’ compensation, unemployment compensation, other employment-related taxes, severance, excise, withholding, ad valorem, stamp, transfer, personal holding company, value-added, goods and services, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, escheat and abandoned or unclaimed property, personal property, unclaimed property, registration, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, additional amounts imposed thereon or additions thereto, whether disputed or not.

“Tax Return” means any U.S. federal, state, territory, local and non-U.S. report, information statement, return, certificate, claim for refund, election, estimate, statement, or declaration with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxing Authority” means the U.S. Internal Revenue Service and any other Governmental Authority responsible for the administration, imposition, or collection of any Tax.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than the Company, Parent, Merger Sub or any of their respective Affiliates or Representatives.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar Applicable Law.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would be a breach of this Agreement.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	Section 6.04(a)
Affected Employees	Section 6.08(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.03(b)
Anticorruption Laws	Section 4.10(c)
Bankruptcy and Equity Exception	Section 4.02(a)
Board Recommendation	Recitals
Book-Entry Shares	Section 2.04(a)

Term	Section
Capitalization Date	Section 4.04(a)
Certificate of Merger	Section 2.02(a)
Certificates	Section 2.04(a)
Closing	Section 2.01
Company	Preamble
Company Board	Recitals
Company Common Stock	Section 4.04(a)
Company Disclosure Schedule	Article 4
Company Franchise	Section 4.19(a)
Company Franchise Agreements	Section 4.19(a)
Company Leased Real Property Leases	Section 4.18(c)
Company Pension Plan	Section 4.13(c)
Company Permits	Section 4.10(b)
Company Preferred Stock	Section 4.04(a)
Company Registered Intellectual Property	Section 4.17(a)
Company SEC Documents	Section 4.05(a)
Company Securities	Section 4.04(c)
Company Voting Debt	Section 4.04(e)
Confidentiality Agreement	Section 6.14
Covered Persons	Section 6.10(a)
Current Premiums	Section 6.10(d)
Cut-Off Date	Section 6.03(b)
Debt Commitment Letter	Section 5.06(c)
Debt Financing	Section 5.06(c)
Debt Financing Related Parties	Section 9.05
Debt Financing Source Provisions	Section 9.05
Debt Letters	Section 5.06(c)
Definitive Financing Agreements	Section 6.16(a)
DLCA	Preamble
DGCL	Preamble
Dissenting Shares	Section 2.05
Effective Time	Section 2.02(b)
End Date	Section 8.01(b)
Enforcement Costs	Section 8.02(c)
Equity Commitment Agreement	Recitals
Equity Financing	Recitals
Exchange Agent	Section 2.04(a)
Excluded Benefits	Section 6.08(a)
Excluded Party	Section 6.03(b)
Excluded Shares	Section 2.03(b)
Fee Schedule	Section 5.06(c)
Financial Statements	Section 4.05(b)
Financing	Section 5.06(c)
Financing Commitments	Section 5.06(c)

Term	Section
Franchise Funds	Section 4.19(m)
Franchise Schedule Period	Section 4.19(d)
Indemnification Agreements	Section 6.10(a)
Internal Controls	Section 4.06(a)
Intervening Event	Section 6.04(b)
Key Stockholders	Recitals
Leased Real Property Leases	Section 4.18(b)
Limited Guarantee	Recitals
Match Right Notice	Section 6.04(d)(i)
Match Right Period	Section 6.04(d)(i)
Material Contract	Section 4.11(b)
Maximum Liability Amount	Section 8.02(a)
Merger	Preamble
Merger Sub	Preamble
MEWA	Section 4.13(f)
Multiemployer Plan	Section 4.13(f)
Multiple Employer Plan	Section 4.13(f)
No-Shop Period Start Date	Section 6.03(a)
OFAC	Section 4.10(c)
Owned Real Property	Section 4.18(a)
Parent	Preamble
Parent Disclosure Schedule	Article 5
Payment Fund	Section 2.04(a)
Per Share Merger Consideration	Section 2.03(a)
Pre-consummation Warning Letter	Section 6.11(b)
Proxy Statement	Section 6.05(a)
Proxy Statement Clearance Date	Section 6.05(c)
Required Governmental Approvals	Section 6.11(a)
Restricted Stock Unit Award Payments	Section 2.06(b)
Solvent	Section 5.07
Special Committee	Preamble
Sponsors	Recitals
Stockholder Approval	Section 4.02(a)
Stockholders’ Meeting	Section 6.05(c)
Substitute Financing	Section 6.16(e)
Supplier	Section 4.20
Supplier Contract	Section 4.20
Surviving Corporation	Section 2.02(c)
Trade Control Laws	Section 4.10(c)
Voting Agreement	Recitals

Section 1.02        Other Definitional and Interpretative Provisions.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term defined in this Agreement shall be deemed also to define the corollary plural definition, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. References to “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice”. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” shall not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply “if”. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any Applicable Law are to that Applicable Law and to the rules and regulations promulgated thereunder, in each case, as amended from time to time. References to a “party” or the “parties” mean a party or the parties to this Agreement, unless the context otherwise requires. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The phrases “made available”, “furnished” or similar phrases as used in this Agreement shall mean that documents or information were posted in the “Project Prosperity” data room maintained by Intralinks prior to 12.01 a.m. Eastern Time on the date hereof and maintained in such data room for a period of three Business Days following the date hereof.

ARTICLE 2
THE MERGER

Section 2.01        The Closing.  Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place on the date that is as soon as practicable (and, in any event, within three Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held virtually by electronic exchange of documents, unless another place is agreed to in writing by the parties hereto.

Section 2.02        The Merger.

(a)         Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and delivered to the Secretary of State of the State of Delaware for filing as provided in the DGCL and the DLCA.

(b)        The Merger shall become effective on such date and at such time when the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such later time and date as may be agreed by the parties in writing and specified in the Certificate of Merger in accordance with the DGCL and the DLCA (the “Effective Time”).

(c)        At the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL and the DLCA, whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL and the DLCA.

Section 2.03        Conversion of Shares.  At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of Parent, Merger Sub or the Company:

(a)         except as otherwise provided in Section 2.03(b), Section 2.03(c) or Section 2.05, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled and converted into the right to receive $8.50 in cash (the “Per Share Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be issued and outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration for each share of Company Common Stock upon surrender of such Certificate in accordance with Section 2.04;

(b)         each share of Company Common Stock owned by the Company (or held in treasury by the Company) and any shares of Company Common Stock owned by Parent or Merger Sub (or any of their respective Affiliates) immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(c)         each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one fully paid, nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.04        Surrender and Payment.

(a)        Prior to the Effective Time, Parent shall appoint American Stock Transfer and Trust Company as the exchange agent (or such other nationally recognized exchange agent agreed to between the parties) (the “Exchange Agent”) to act as agent for the Company’s stockholders who shall become entitled to receive funds pursuant to this Agreement, including as agent for the purpose of exchanging for the Per Share Merger Consideration, shares of Company Common Stock (i) represented by certificates (the “Certificates”) or (ii) that are uncertificated and represented by book entry (the “Book-Entry Shares”). At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent the aggregate Per Share Merger Consideration (the “Payment Fund”). To the extent such fund diminishes for any reason below the level required to make prompt payment of the aggregate Per Share Merger Consideration, Parent and the Surviving Corporation shall promptly replace or restore, or cause to be replaced or restored, the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. The Payment Fund shall be invested by the Exchange Agent as directed by Parent; provided, that (i) no such investment or losses thereon shall relieve Parent from making the payments required by this Article 2 or affect the amount of the aggregate Per Share Merger Consideration payable hereunder, and following any losses Parent shall promptly provide additional funds to the Exchange Agent in the amount of any such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short-term obligations of the United States with maturities of no more than 30 days, or guaranteed by, and backed by the full faith and credit of, the United States. Any and all interest or other amounts earned with respect to such funds shall become part of the Payment Fund and shall be paid to the Surviving Corporation on the earlier of 12 months after the Effective Time or the full payment of the aggregate Per Share Merger Consideration. The Payment Fund shall not be used for any purpose other than to make prompt payment of the applicable Per Share Merger Consideration to each holder of shares of Company Common Stock who shall become entitled to receive such funds pursuant to this Agreement. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of Company Common Stock and the payment of the Per Share Merger Consideration in respect of such shares.

(b)         Promptly after the Effective Time, and in any event no later than three Business Days after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock holding Certificates at the Effective Time whose shares were converted into the right to receive the Per Share Merger Consideration pursuant to Section 2.03(a) a letter of transmittal and instructions, each in forms reasonably satisfactory to the Company and Parent (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery or transfer of the Certificates (or affidavits of loss in lieu of the Certificates pursuant to Section 2.09) to the Exchange Agent for use in such exchange). Each holder of shares of Company Common Stock represented by a Certificate that have been converted into the right to receive the Per Share Merger Consideration shall be entitled to receive the Per Share Merger Consideration in respect of each share of Company Common Stock represented by a Certificate, promptly, upon surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal, in a form reasonably satisfactory to the Company and Parent, and such other documents as may reasonably be requested by the Exchange Agent. Until so surrendered or transferred, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Per Share Merger Consideration. Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to issue and send to each holder of Book-Entry Shares, other than with respect to Excluded Shares and Dissenting Shares a check or wire transfer for the amount of cash equal to such holder’s Per Share Merger Consideration, without such holder being required to deliver a Certificate, an executed letter of transmittal or any “agents message” to the Exchange Agent, and such Book-Entry Shares shall then be automatically cancelled. No interest shall be paid or accrued on the Per Share Merger Consideration.

(c)         If any portion of the Per Share Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or cancelled Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) either such share of Company Common Stock shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such share of Company Common Stock or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)         All Per Share Merger Consideration paid upon the surrender of Certificates or cancellation of Book-Entry Shares, as applicable, in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Share and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Per Share Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)         Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock 12 months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Per Share Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.05        Dissenting Shares. Notwithstanding Section 2.03, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing, who is entitled to appraisal and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL (collectively, “Dissenting Shares”) shall not be converted into a right to receive the Per Share Merger Consideration but instead, at the Effective Time, such shares shall automatically be canceled and shall cease to exist and shall be converted into a right to receive payment of the appraised value of such shares in accordance with Section 262 of the DGCL; provided, however, that if such holder withdraws its demand for appraisal, fails to perfect or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock shall be deemed to have been converted as of the Effective Time into the right to receive the Per Share Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 2.08 and less any amounts previously paid to such holder pursuant to Section 262(h) of the DGCL), in accordance with Section 2.04, upon surrender of such share of Company Common Stock. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any withdrawal of any such demand and any other demand, notice, instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relate to such demand, and Parent shall have the opportunity and right to participate in and direct all negotiations, offers, settlements and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.06        Restricted Stock Awards; Restricted Stock Unit Awards.

(a)       Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding Company Restricted Stock Award shall become fully vested and the restrictions with respect thereto shall lapse. All Company Restricted Stock Awards, including such awards that become fully vested and with respect to which the restrictions shall lapse immediately prior to the Effective Time, shall be treated in the Merger in the same manner as the other shares of Company Common Stock in accordance with Section 2.03(a) and Section 2.04. Company Restricted Stock Awards that become fully vested pursuant to this Section 2.06(a) shall be subject to withholding in accordance with the provisions of Section 2.08. In no event shall this Section 2.06 and Section 2.04 result in a duplication of benefits with respect to any Company Restricted Stock Awards.

(b)       Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each outstanding Company Restricted Stock Unit Award, whether vested or unvested, shall be canceled and extinguished as of the Effective Time and, in exchange therefor, each holder of such Company Restricted Stock Unit Award shall have the right to receive from the Surviving Corporation an amount in cash, without interest thereon, equal to the product obtained by multiplying (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit Award (with such number of shares for a Company Restricted Stock Unit Award subject to performance-based vesting determined at the target level of performance) by (ii) the Per Share Merger Consideration (such amounts payable hereunder, the “Restricted Stock Unit Award Payments”); provided that, in the case of any such amounts that constitute non-qualified deferred compensation under Section 409A of the Code, the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement that will not trigger a tax or penalty under Section 409A of the Code. From and after the Effective Time, each Company Restricted Stock Unit Award shall no longer represent the right to receive shares of Company Common Stock by the former holder thereof, but shall only entitle such holder to the payment of the applicable Restricted Stock Unit Award Payments. The Restricted Stock Unit Award Payments shall be paid promptly and in any event no later than the first regularly scheduled payroll date that occurs more than five Business Days following the Effective Time. All payments provided pursuant to this Section 2.06(b) shall be made through the Company’s payroll systems, subject to withholding in accordance with the provisions of Section 2.08.

(c)        As soon as reasonably practicable following the date hereof and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions that are necessary to terminate each Company Stock Plan and for the treatment of the Company Equity Awards pursuant to this Section 2.06, which resolutions will also provide that such Company Equity Awards shall terminate conditioned upon, and effective immediately after, the Effective Time and the holders thereof be will entitled only to the amount specified herein in respect thereof. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Shares or other capital stock of the Company to any Person pursuant to or in settlement of any Company Equity Award. The Company shall provide to Parent or its counsel for review and reasonable comment any documentation prepared by the Company or its counsel to effectuate the foregoing.

Section 2.07       Adjustments. If, during the period between the date hereof and the Effective Time and without limiting the Company’s obligations under Section 6.01, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the Per Share Merger Consideration, Restricted Stock Unit Award Payments and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.08      Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld and are paid to the applicable Taxing Authority in accordance with Applicable Law by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be, made such deduction and withholding.

Section 2.09       Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and an indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated under this Article 2.

ARTICLE 3
THE SURVIVING CORPORATION

Section 3.01        Certificate of Incorporation. By virtue of the Merger, at the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth on Exhibit A hereto (which shall contain such provisions as are necessary to give full effect to Section 6.10 hereof), and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02       Bylaws. By virtue of the Merger, at the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to read in its entirety as set forth on Exhibit B hereto (which shall contain such provisions as are necessary to give full effect to Section 6.10 hereof), and as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03       Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with each of the certificate of incorporation and bylaws of the Surviving Corporation and Applicable Law, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The following representations and warranties by the Company are qualified in their entirety by reference to the disclosure (a) in the Company SEC Documents filed or furnished at least one Business Day prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein), any disclosure of risks explicitly included in any “forward-looking statements” disclaimer or any other disclosures contained therein to the extent they are predictive or forward-looking in nature (other than any factual information contained therein); it being understood that any matter disclosed in such Company SEC Document shall not be deemed disclosed for purposes of the representations and warranties set forth in Section 4.02, Section 4.03 and Section 4.04; and (b) set forth in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”). Disclosure of any item in any section or subsection of the Company Disclosure Schedule shall provide an exception to or otherwise qualify or modify the representations and warranties of the Company specifically referred to in such disclosure and, other than Section 4.07(b), such other representations and warranties to the extent such disclosure shall reasonably appear from the substance of such disclosure to be applicable to such other representations and warranties. The Company represents and warrants to Parent and Merger Sub as follows:

Section 4.01        Organization and Good Standing.

(a)         The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the state of its formation, and has all requisite corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the lack of such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries is duly licensed or qualified to do business and is in good standing in each other jurisdiction where such qualification is necessary, except where the lack of such license or qualification or failure to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)       Section 4.01(b) of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company and the jurisdiction of organization thereof.

(c)         True and complete copies of each Company Governing Document, in each case as in effect on the date of this Agreement, are included in the Company SEC Documents. The Company is not in violation of any Company Governing Document in any material respect. The Company has made available to Parent a true and complete copy of the certificate of incorporation and by-laws (or equivalent organizational documents) of each Subsidiary of the Company, each as in effect as of the date of this Agreement. Each such certificate of incorporation and bylaws (or equivalent organizational documents) is in full force and effect. No Subsidiary of the Company is in violation of any of the provisions of its certificate of incorporation or by-laws (or equivalent organizational documents) in any material respect.

Section 4.02        Corporate Authorization.

(a)         The Company has all requisite corporate power and authority to enter into and deliver this Agreement, perform its covenants and obligations hereunder and, subject to obtaining the Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement. Subject to the accuracy of the representations and warranties in Section 5.10, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, subject to obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. Subject to the accuracy of the representations and warranties in Section 5.10, the only vote of holders of any class of capital stock of the Company necessary to adopt and approve this Agreement and to consummate the Merger and the transactions contemplated by this Agreement (under Applicable Law, the Company Governing Documents or otherwise) is adoption and approval of this Agreement by the affirmative vote of a majority of the outstanding shares of Company Common Stock, voting as a single class (such vote, the “Stockholder Approval”). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity (the “Bankruptcy and Equity Exception”).

(b)         The Special Committee, at a meeting duly called and held at which all members of the Special Committee were present, has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company and the Company’s stockholders and (ii) recommended that the Company Board (A) approve and declare advisable this Agreement, the Merger and the other transactions contemplated hereby, (B) direct that the adoption of this Agreement be submitted to a vote at a meeting of the Company’s stockholders and (C) recommend that the Company’s stockholders adopt this Agreement.

(c)        The Company Board, at a meeting duly called and held, and acting upon the unanimous recommendation of the Special Committee, has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company and the Company’s stockholders, (ii) approved this Agreement, the Merger and the other transactions contemplated hereby and declared it advisable that the Company enter into this Agreement and consummate the Merger and other transactions contemplated hereby, which approval, to the extent applicable and subject to the accuracy of the representations and warranties in Section 5.10, constituted approval under the provisions of Section 203 of the DGCL as a result of which the transactions contemplated hereby, including the Merger, are not and will not be subject to the restrictions on “business combinations” under the provision of Section 203 of the DGCL or any other similar “anti-takeover” Applicable Law, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and consummation of the Merger and other transactions contemplated hereby, (iv) made the Board Recommendation, and (v) directed that this Agreement be submitted to a vote of the Company’s stockholders.

Section 4.03      Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated hereby or compliance by the Company with any of the provisions of this Agreement does or will (a) contravene, conflict with or result in any violation or breach of any provision of (i) the Company Governing Documents or (ii) the certificate of incorporation and by-laws (or equivalent organizational documents) of any Subsidiary of the Company, (b) require any filing by the Company or any of its Subsidiaries with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the Applicable Laws of states in which any Subsidiary of the Company is qualified to do business, (iii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and any other Required Governmental Approvals set forth on Section 4.03 of the Company Disclosure Schedule, (iv) such filings with the SEC as may be required to be made by the Company in connection with this Agreement and the Merger or (v) such filings as may be required under the rules and regulations of NASDAQ in connection with this Agreement and the Merger), (c) require any consent or other action by any Person, result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration), result in the creation of any Liens (other than Permitted Liens), under, any of the terms, conditions or provisions of any Material Contract, Company Permit, Company Franchise Agreement or Leased Real Property Lease or (d) violate any order, writ, injunction, decree or Applicable Law applicable to the Company or any Subsidiary of the Company or any of their respective properties or assets; except in each of clauses (a)(ii), (b), (c) or (d) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, breaches or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04        Capitalization.

(a)        The authorized capital stock of the Company consists solely of (i) 120,000,000 shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). The rights and privileges of the Company Common Stock and the Company Preferred Stock are as set forth in the Company Certificate. At the close of business on August 3, 2023 (the “Capitalization Date”): 26,189,111 shares of Company Common Stock were issued and outstanding (including an aggregate of 547,805 shares of Company Common Stock subject to outstanding Company Restricted Stock Awards); an aggregate of 237,986 shares of Company Common Stock were subject to outstanding Company Restricted Stock Unit Awards (assuming achievement of 100% of target performance goals); 781,874 shares of Company Common Stock were reserved for future issuance under the Company Stock Plans; and zero shares of Company Preferred Stock were issued and outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights. Since the Capitalization Date through the date hereof, neither the Company nor any of its Subsidiaries has (1) issued any Company Securities or incurred any obligation to make any payments to any Person based on the price or value of any Company Securities or (2) established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Securities.

(b)        Section 4.04(b) of the Company Disclosure Schedule sets forth, as of the close of business on the Capitalization Date, a complete and correct list of (i) all outstanding Company Restricted Stock Unit Awards, including the number of shares of Company Common Stock underlying such awards, the name of the holder, a description of the vesting schedule (and the terms of any acceleration rights thereof), and the grant date; and (ii) all outstanding Company Restricted Stock Awards, including the number of shares of Company Common Stock underlying such awards, the name of the holder, a description of the vesting schedule (and the terms of any acceleration rights thereof), the grant date. No holder of a Company Restricted Stock Award has made a valid and timely election under Section 83(b) of the Code. The Company Stock Plans are the only plans or programs the Company or any of its Subsidiaries sponsors or maintains under which stock options, restricted stock awards, restricted stock units, stock appreciation rights or other compensatory equity or equity-based awards or profit participation or similar rights are outstanding. The Company Restricted Stock Unit Awards and the Company Restricted Stock Awards set forth in Section 4.04(b) of the Company Disclosure Schedule constitute all of the Company Equity Awards outstanding as of the Capitalization Date.

(c)         Except as set forth in this Section 4.04 (including, for the avoidance of doubt, as contemplated in the Company Disclosure Schedule) and for changes since the Capitalization Date resulting from the exercise or settlement of Company Equity Awards outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of or equity or ownership interests in the Company, (ii) securities of or equity or ownership interests in the Company convertible into or exchangeable for shares of capital stock or voting securities of or equity or ownership interests in the Company, (iii) options, warrants, subscription, call or other rights or arrangements to acquire from the Company, or other obligations or commitments (contingent or otherwise) of the Company to issue, transfer, dispose or sell any capital stock or other voting securities or equity or ownership interests in, or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity or ownership interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or equity or ownership interests in, the Company (the items in clauses (i)-(iv), together with Company Voting Debt, being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the disposition or voting of any shares of capital stock of the Company or any of its Subsidiaries or (vi) contractual obligations or commitments of any character of the Company or its Subsidiaries relating to any Company Securities or any securities of the Company’s Subsidiaries, including any stockholders’ agreement, agreements restricting the transfer of, requiring the registration for sale of or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal, dividend rights, or similar rights with respect to, any Company Securities or any securities of the Company’s Subsidiaries. There are no outstanding obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities or make any investment in (whether in the form of a subscription obligation, loan, capital contribution credit enhancement, capital account funding obligation, assumption of indebtedness or otherwise) any Person (other than any wholly-owned Subsidiary of the Company). All Company Restricted Stock Awards and Company Restricted Stock Unit Awards may, by their terms or the terms of the Company Stock Plans, be treated in accordance with Section 2.06.

(d)       Section 4.04(d) of the Company Disclosure Schedule sets forth a true and complete list of the percentage of ownership interest of the Company in each Subsidiary of the Company. Each outstanding share, limited liability company interest, partnership interest or equity or similar interest of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and was issued free and clear of any Lien and free of any preemptive (or similar) rights or other limitation or restriction, and each such share or interest is owned by the Company or a Subsidiary of the Company. Except for its interests in its Subsidiaries listed on Section 4.04(d) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of, limited liability company interest, partnership interest or other equity or similar interests in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, association or other entity. There are no options, warrants, rights, convertible, exercisable or exchangeable securities, stock-settled performance units, Contracts or undertakings of any kind to which any Subsidiary of the Company is a party or by which any of them is bound obligating any such Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or otherwise dispose of any shares of capital stock, or other voting securities of or equity interest in, or any security convertible, exercisable or exchangeable for any shares of capital stock or other voting securities of or equity interest in, any Subsidiary of the Company.

(e)        There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Company Voting Debt”).

(f)          None of (i) the shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.05        Company SEC Documents and Financial Statements.

(a)         The Company has filed or furnished (as applicable) with the SEC on a timely basis all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including the Lookback Date pursuant to Applicable Law (such documents, as have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective filing dates (and as of the date of any amendment), the Company SEC Documents (i) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is, and since the Lookback Date have been, the subject of ongoing SEC review or outstanding SEC investigation. There has been no material correspondence between the SEC and the Company since the Lookback Date that is not set forth in the Company SEC Documents or that has not otherwise been made available to Parent prior to the date of this Agreement.

(b)         Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(c)         Except as permitted under the Exchange Act and disclosed in the Company SEC Documents, neither the Company nor any of its Affiliates has made, arranged or modified any extensions of credit in the form of a personal loan to any director or executive officer of director of the Company or any of their respective Affiliates.

(d)         No Subsidiary of the Company is required to file, or files, any reports, schedules, forms, statements, prospectuses, registration statements or other documents with the SEC.

(e)         All of the audited consolidated financial statements and unaudited interim consolidated financial statements of the Company and its Subsidiaries included or incorporated in the Company SEC Documents (collectively, the “Financial Statements”), (i) have been or will be, as the case may be, prepared from and, are in accordance with, the books and records of the Company, (ii) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of any unaudited interim financial statements, for normal and recurring year-end adjustments, for the absence of footnotes, to the extent that, if presented, such footnotes would not differ materially from those in the most recent audited consolidated financial statements of the Company, and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (iii) fairly present in all material respects the consolidated financial position and the results of operations and cash flows of the Company and its Subsidiaries as of the times and for the periods referred to therein.

(f)          Since the Lookback Date, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Financial Statements in accordance with GAAP, except as described in the notes thereto.

Section 4.06        Internal Controls.

(a)       The Company has designed, established and maintained a system of internal controls over financial reporting (“Internal Controls”) (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Financial Statements for external purposes in accordance with GAAP. The Company (i) has designed, established and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) effective to ensure that material information required to be disclosed by the Company is timely recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act and (ii) based on its most recent evaluation of its system of Internal Controls of its reporting prior to the date hereof, has disclosed to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) any significant deficiencies and material weaknesses in the design or operation of Internal Controls that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and have identified for the Company’s auditors any material weaknesses in Internal Controls. Neither the Company nor any of its Subsidiaries nor the Company’s independent auditors has identified or been made aware of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls, including management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries.

(b)         The Company is, and since the Lookback Date has been, in compliance in all material respects with (i) all applicable rules and all current listing and corporate governance requirements of NASDAQ, and (ii) all applicable rules, regulations and requirements of the Sarbanes-Oxley Act of 2002.

(c)          Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership, or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose, or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose, or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(d)       From the Lookback Date to the date hereof, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm, has received any written complaint, allegation, assertion or claim, regarding (i) a material violation of accounting procedures, internal accounting controls or auditing matters or questionable accounting or auditing compliance matters, (ii) deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their Internal Controls, or (iii) any fraud, whether or not material, that involves management or other employees who have a role in the Internal Controls.

(e)         To the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar material violation by the Company or any of its officers, directors, employees or agents to the Company’s Chief Legal Officer, audit committee (or other committee designated for the purpose) of the Company or the Company Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

Section 4.07        Absence of Certain Changes.

(a)        Except as contemplated by this Agreement, from the Company Balance Sheet Date to the date hereof, (i) the Company has conducted its business in the ordinary course of business and (ii) none of the Company or any of its Subsidiaries has taken any action that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01(a), Section 6.01(b), Section 6.01(c), Section 6.01(d), Section 6.01(e) (other than with respect to store-level employees), Section 6.01(g), Section 6.01(h), Section 6.01(j), Section 6.01(k), Section 6.01(m) or solely with respect to the foregoing, Section 6.01(t).

(b)         From the Company Balance Sheet Date through the date of this Agreement, no Effect(s) have occurred, that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.08      No Undisclosed Material Liabilities. Except (a) as reflected or otherwise reserved against on the Financial Statements, (b) for liabilities and obligations incurred since the Company Balance Sheet Date in the ordinary course of business (none of which is a liability or obligation arising from any breach of Contract, breach of warranty, tort, infringement, misappropriation or violation of Applicable Law), (c) for liabilities and obligations incurred under this Agreement or in connection with the transactions contemplated hereby, and (d) for liabilities and obligations incurred under the terms of any Material Contract as in effect on the date hereof, other than liabilities or obligations due to breaches, terminations or accelerations thereunder and liabilities in respect of indebtedness for borrowed money, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature whatsoever, whether or not accrued, contingent, absolute, determined, determinable or otherwise, other than as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

Section 4.09       Litigation. Since the Lookback Date there has been, no Proceeding, pending against (or to the Knowledge of the Company, threatened by, against or affecting), the Company, any of its Subsidiaries or, as of the date hereof, any executive officer, director or employee of the Company (in their capacity as such) that (a) would reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole or (b) in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries nor any of their respective properties is subject to any Order which would reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, or which would reasonably be expected to prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

Section 4.10        Compliance with Applicable Law.

(a)         The Company and its Subsidiaries are, and since the Lookback Date have been, in material compliance with all Applicable Laws which affect the business, properties or assets of the Company and its Subsidiaries, and no notice, charge or assertion has been received by the Company or its Subsidiaries or threatened in writing or, to the Knowledge of the Company, orally threatened against the Company or its Subsidiaries alleging any violation of any Applicable Laws other than as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

(b)         The Company and its Subsidiaries are in possession of all material authorizations, licenses, permits, registrations, certificates, approvals and clearances of any Governmental Authority necessary for the Company and its Subsidiaries to own, lease and operate its properties or to carry on its business substantially in the manner described in the Company SEC Documents filed prior to the date hereof and substantially as is being conducted as of the date hereof (the “Company Permits”), no suspension, cancellation, withdrawal or revocation of the Company Permits is pending or threatened and all such Company Permits are valid, and in full force and effect, except such invalidities or failures that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company or its Subsidiaries are in compliance with, and since the Lookback Date have been complied with, all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, and all applicable sanctions, import, export and customs regulations, including those administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce, U.S. Department of State, and the Customs and Border Protection agency.

(c)         The Company and its Subsidiaries are in compliance with, and since the Lookback Date have been in compliance with, all U.S. and non-U.S. anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, as amended (collectively, “Anticorruption Laws”) and all sanctions, import, export, customs regulations, and the anti-boycott laws including those administered and enforced by the U.S. Department of Treasury’s Internal Revenue Service, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of Commerce, U.S. Department of State, and the Customs and Border Protection agency (collectively, “Trade Control Laws”) other than as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole. None of the Company, its Subsidiaries nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or its Subsidiaries, is currently, or has been since the Lookback Date: (i) a Sanctioned Person, (ii) organized, resident or located in a Sanctioned Country, (iii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, or (iv) has made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Governmental Official or other Person in violation of any applicable Anticorruption Laws.

Section 4.11        Material Contracts.

(a)        Except as filed as exhibits to the Company SEC Documents filed at least one full Business Day prior to the date hereof, Section 4.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each Contract to which the Company or any of its Subsidiaries is a party or by which any of its or their properties or assets are bound (other than, in each case, Company Franchise Agreements, which are the subject of Section 4.19), which, as of the date hereof:

(i)          is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)         (A) involves or is reasonably likely to involve annual expenditures (including, for the avoidance of doubt, capital expenditures) by the Company or any Subsidiary in excess of $300,000 in any twelve-month period, whether or not entered into in the ordinary course of business (B) is a Supplier Contract;

(iii)        contains any (A) right of first offer, right of first refusal, or exclusivity provisions with respect to the conduct of any line of business of the Company or its Affiliates, (B) non-competition provision that restricts the Company’s or its Affiliates’ ability to compete with any business or in any geographical area (other than exclusive territories granted in the ordinary course in connection with a Company Franchise); or (C) grants a “most favored nation” status or similar provision;

(iv)         relates to a partnership, joint venture, strategic alliance or other similar arrangement;

(v)         is an employment, consulting, services, severance, termination, bonus or incentive compensation, change in control, retention, deferred compensation or other compensatory agreement, contract, understanding, obligation or commitment contract with any current officer of the Company or any member of the Company Board (other than a Company Benefit Plan listed on Section 4.13(a) of the Company Disclosure Schedule);

(vi)       is a Contract that relates to (A) the licensing or use of Intellectual Property by the Company or any of its Subsidiaries to or for the benefit of a third-party (other than non-exclusive licenses of Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business in connection with the sale and marketing of the Company’s products and services); (B) the licensing of third-party Intellectual Property to the Company or any of its Subsidiaries (other than (1) any Contract for commercially available “off-the-shelf” software licensed or made available to the Company and its Subsidiaries on a non-exclusive basis pursuant to standard commercial terms, (2) licenses with annual payments of less than $250,000 per annum or (3) Contracts relating to the development of Company Intellectual Property or Intellectual Property by employees and independent contractors used in, incorporated into or under development with respect to any products or services of the Company or its Subsidiaries substantially on the Company’s or its applicable Subsidiary’s form of agreement); or (C) the sale or purchase of Intellectual Property, or any agreement affecting the Company’s or any of its Subsidiaries’ ability to use, enforce, or disclose, or the settlement of a dispute related to, any Intellectual Property, including covenant not to sue, coexistence, and settlement agreements;

(vii)      except for this Agreement, is a Contract to which the Company or any Subsidiary of the Company is a party, in each case, relating to (A) the acquisition or disposition by the Company or any Subsidiary of the Company of any business, material properties or assets (whether by merger, sale of stock, sales of assets or otherwise), in each case, except for acquisitions and dispositions of properties (other than real property) and assets in the ordinary course of business, or (B) the pending or future acquisition from another Person or pending or future disposition to another Person of any business, assets or capital stock or other equity interest of another Person and other Contracts that relate to an acquisition or similar transaction which contain material continuing obligations with respect to the Company or any of its Subsidiaries, in any such case, after the date hereof;

(viii)     is a Contract that is a settlement, conciliation or similar agreement with respect to a Proceeding (A) that has been entered into with any Governmental Authority since the Lookback Date, (B) pursuant to which the Company or any Subsidiary of the Company is obligated after the date of this Agreement to pay consideration in excess of $300,000, or (C) that would otherwise materially limit the operation of the Company and its Subsidiaries, taken as a whole, as currently operated;

(ix)       relates to the borrowing of money, capital lease obligations, finance lease obligations, purchase money indebtedness, extensions of credit, or any financial guaranty thereof, in each case, in an amount in excess of $200,000 (including any related security or pledge agreements), other than incremental borrowings under the Company Existing Credit Facility not in excess of borrowing limits thereunder in effect on the date hereof (provided, for the avoidance of doubt, that the Company Existing Credit Facility is a Material Contract);

(x)          contains a continuing indemnity obligation that would reasonably be expected result in payments in excess of $500,000;

(xi)        is a Contract with any agency, dealer, sales representative, marketing or other similar agreement;

(xii)       the Company or any of its Subsidiaries is lessee of, or holds or operates, any personal property owned by any other Person, for which the annual rent exceeds $500,000;

(xiii)      prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, the pledging of the capital stock or other equity interests of the Company or any of its Subsidiaries or the issuance of any guaranty by the Company or any of its Subsidiaries;

(xiv)     is with any Affiliate, director, executive officer, holder of 5% or more of the shares of capital stock of the Company or, to the Knowledge of the Company, any of their respective Affiliates (other than the Company or its Subsidiaries) or immediate family members (other than offer letters that can be terminated at will without severance obligations); and

(xv)        commits the Company or any of its Subsidiaries to enter into any Contracts of the types described in the foregoing clauses (i) through (xiv).

(b)         Each Contract of the type described above in Section 4.11(a) is referred to herein as a “Material Contract”. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) each Material Contract is valid and binding on the Company and, to the Knowledge of the Company, each other party thereto, as applicable, and in full force and effect (except that such enforcement may be subject to the Bankruptcy and Equity Exception), and (ii) there is no event or condition which has occurred or exists, which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a default or breach under any Material Contract by the Company or, to the Knowledge of the Company, any other party thereto, and neither the Company nor any of its Subsidiaries has received written notice or, to the Knowledge of the Company, oral notice that it has breached, violated or defaulted under any Material Contract or that any other party to a Material Contract intends to terminate, adversely amend or fail to renew any Material Contract.

Section 4.12         Taxes. Except as set forth on Section 4.12 of the Company Disclosure Schedule:

(a)         The Company and each of its Subsidiaries has timely filed all income and other material Tax Returns required by applicable law to be filed by or with respect to each of them, and all such Tax Returns are true and complete in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Returns (other than automatic extensions requested in the ordinary course of business);

(b)        All income and other material Taxes owed by the Company and each of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP;

(c)        Neither the Company nor any of its Subsidiaries (i) is delinquent in the payment of any material Tax, or (ii) has received written notice of any actual or proposed deficiencies or assessments for Taxes that have not been finally resolved with all amounts due either paid or accrued as a liability in the Company’s most recent balance sheet to the extent required by GAAP;

(d)        No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Liens that are (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements filed with the SEC;

(e)       Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation, receivable or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries or any commercial agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes);

(f)          Neither the Company nor any of its Subsidiaries has, during the two year period ending on the date of this Agreement or otherwise as part of a plan or series of related transactions within the meaning of Section 355(e) of the Code, distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code;

(g)         Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b);

(h)       No examination, audit, claim, assessment, deficiency or other Proceeding is underway, pending or threatened in writing with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries, and no claim has been made in writing by a Taxing Authority of a jurisdiction where the Company or any of its Subsidiaries has not filed Tax Returns claiming that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction that has not been resolved with all amounts due either paid or accrued as a liability in the Company’s most recent balance sheet to the extent required by GAAP;

(i)          Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes and no requests for waivers of the time to assess any Tax have been made that are still pending;

(j)         Except for any group of which the Company is the common parent, none of the Company or any of its Subsidiaries is or was a member of an “affiliated group” (as defined in Section 1504 of the Code) or has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any analogous or similar provision of law, as a transferee or successor, by Contract, or otherwise; and

(k)        The Company and each of its Subsidiaries (i) has withheld with respect to their employees and other third Persons all material amounts of U.S. federal and state income Taxes required to be withheld and (ii) has timely paid over any amounts so withheld to the appropriate Tax authority (to the extent required by applicable Law).

Section 4.13        Employee Benefit Plans.

(a)        Section 4.13(a) of the Company Disclosure Schedule sets forth a list of each material Company Benefit Plan. The Company has provided to Parent and Merger Sub true, correct and complete copies of (i) the current plan documents (and all amendments thereto) for each Company Benefit Plan (or, in the case of any such Company Benefit Plan that is unwritten, a description thereof), (ii) the most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description (and all summaries of material modifications) for each Company Benefit Plan for which such summary plan description is required; and (iv) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan.

(b)        Each Company Benefit Plan is in compliance, in form and in operation in all material respects, with its terms and the applicable provisions of ERISA, the Code and all other Applicable Laws, except for any noncompliance that would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries, and no event has occurred and no conditions exist, that has subjected, or would be reasonably expected to subject, the Company or any ERISA Affiliate to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or any other Applicable Law. There are no Proceedings or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company or any ERISA Affiliate as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof other than as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

(c)        (i) All Company Benefit Plans that are “employee pension plans” (as defined in Section 3(3) of ERISA) and that are or were intended to be tax qualified under Section 401(a) of the Code that are sponsored, administered or maintained by the Company or any of its Subsidiaries (each, a “Company Pension Plan”) are so qualified and have received a current favorable determination letter or may rely upon a current opinion or advisory letter from the IRS and (ii) no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would adversely affect the qualification of such Company Pension Plan. The Company has made available to Parent and Merger Sub a complete copy of the most recent determination letter received with respect to each Company Pension Plan.

(d)         None of the Company Benefit Plans provides for post-employment, post-ownership or post-service medical or other welfare benefits to any Person, other than health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA (and for which the beneficiary pays the full premium cost of coverage).

(e)         All material contributions, premiums reimbursements and benefit payments under or in connection with the Company Benefit Plans that are required to have been made in accordance with the terms of the Company Benefit Plans have been timely made.

(f)         No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates, maintain, sponsor or contribute to, or have, in the past six years, maintained, sponsored or contributed to (i) an employee benefit plan subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (“Multiemployer Plan”); (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (“Multiple Employer Plan”); or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA) (“MEWA”). Neither the Company nor any of its Subsidiaries has incurred or is reasonably likely to incur any material liability under Title IV of ERISA, including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan or MEWA, and no fact or event exists that would give rise to any such liability.

(g)         Except as set forth in Section 4.13(g) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) could reasonably be expected to (i) entitle any Employee to any payment or benefit or (ii) accelerate the time of payment or vesting of any compensation or benefits, in either case under any Company Benefit Plan or otherwise, (iii) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend, or terminate any Company Benefit Plan, (iv) result in any forgiveness of indebtedness of any Employee, or (v) result in any payment or benefit made by the Company or any of its Subsidiaries that reasonably could be expected to be “excess parachute payments” pursuant to Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(h)         Except as set forth in Section 4.13(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is obligated to pay a Tax gross-up or reimbursement payment to any Employees.

(i)          Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

Section 4.14         Labor and Employment Matters.

(a)         The Company has made available to Parent a schedule that sets forth for each current employee of the Company and its Subsidiaries such employee’s (i) name; (ii) annual base salary or hourly wage rate, as applicable; (iii) title; (iv) primary work location; and (v) whether the employee is exempt from the overtime compensation requirements under Applicable Law.

(b)        Except as set forth on Section 4.14(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining agreement with respect to its employees.

(c)         Neither the Company nor any of its Subsidiaries is a party or subject to any pending or, to the Knowledge of the Company, threatened material labor strike, organized work stoppage, slowdown, lock out, unfair labor practice charge or similar labor activity or dispute affecting the Company or any of its Subsidiaries.

(d)         The Company and each of its Subsidiaries is, and since the Lookback Date has been, in compliance in all material respects with all Applicable Laws relating to employment or the engagement of labor, including all Applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, employment of foreign nationals, and the collection and payment of withholding or social security Taxes, other than as would not reasonably be expected to be material, individually or in the aggregate to the Company and its Subsidiaries, taken as a whole, and no notice, charge or assertion has been received by the Company or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of any Applicable Laws other than as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

Section 4.15        Insurance Policies. A true and complete list of the insurance policies maintained by or with respect to the Company and its Subsidiaries and their respective employees, assets and properties is set forth on Section 4.15 of the Company Disclosure Schedule. The Company has delivered to Parent true, correct and complete copies of such policies. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (a) all such policies are, and since the Lookback Date have been, in full force and effect with all premiums due having been paid in full, and are provided by carriers who, to the Knowledge of the Company, are financially solvent, (b) all premiums due and payable thereon have been timely paid (other than retroactive or retrospective premium adjustments that are not yet due but may be required to be paid with respect to a period ending prior to the Effective Time), (c) no notice of cancellation, termination or material premium increase has been received or, to the Knowledge of the Company, threatened with respect to any such policy other than ordinary renewals, (d) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy and (e) the Company and its Subsidiaries maintain insurance in such amounts and against such risks and with such carriers as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate and as is sufficient to comply with Applicable Law. None of the policy limits under any such policies have been materially eroded by the payment of claims. Except as set forth in Section 4.15 of the Company Disclosure Schedule, there is no claim by the Company or any of its Subsidiaries pending under any such policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 4.16       Environmental Matters. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries is, and since the Lookback Date has been, in compliance with all Environmental Laws, including obtaining, maintaining, and complying with all permits, authorizations, consents, registrations, and approvals required under Environmental Law; (ii) neither the Company nor any of its Subsidiaries is a party to any pending or, to the Knowledge of the Company, threatened Proceeding, or has received any written notice or report, alleging non-compliance by the Company or its Subsidiaries with, or that the Company or its Subsidiaries have liability (contingent or otherwise) under, Environmental Laws; (iii) neither the Company nor any of its Subsidiaries has treated, stored, arranged for or permitted the disposal of, transported, distributed, exposed any person to, manufactured, handled, Released or caused the Release of any Hazardous Materials, or owned or operated any facility or property contaminated by Hazardous Materials (including the Owned Real Property, the real property leased by the Company or any of its Subsidiaries, or properties formerly owned, leased or operated by the Company or any of its Subsidiaries) in each case, so as to require abatement or remediation, or give rise to liability (contingent or otherwise) for the Company or any of its Subsidiaries, under applicable Environmental Laws; and (iv) neither the Company nor any Subsidiary has assumed or undertaken, or held harmless or provided any indemnity to a third party for, any outstanding liability of a third party under Environmental Law. The Company and its Subsidiaries have furnished to Parent and Merger Sub all material environmental, health or safety audits, reports and other material environmental, health or safety documents relating to the current or former properties, facilities or operations of the Company and its Subsidiaries that are in their possession or reasonable control.

Section 4.17        Intellectual Property.

(a)         Section 4.17(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all patents and patent applications and trademark, service mark and copyright registrations and applications for registration, in each case, that are included in the Company Intellectual Property (collectively, “Company Registered Intellectual Property”).

(b)         The Company or one of its Subsidiaries: (i) is the owner of all right, title and interest in and to each item of Company Intellectual Property free and clear of all Liens (other than Permitted Liens) or (ii) has sufficient rights to each other item of Intellectual Property used in or necessary for the conduct of their businesses pursuant to a valid, sufficient and enforceable written license.

(c)       Except as set forth in Section 4.17(c) of the Company Disclosure Schedule, (i) Since the Lookback Date, no Proceeding or Order is currently pending, unresolved or threatened in writing by any Person, which allege that the use by the Company or any of its Subsidiaries of the Company Intellectual Property or conduct of the businesses of the Company or any of its Subsidiaries infringes, dilutes, violates, misappropriates or otherwise conflicts with the Intellectual Property of a third party in any material respect; (ii) no Proceeding or Order is currently pending, unresolved or to the Knowledge of the Company, threatened against any third party involving an infringement, dilution, violation, misappropriation or other conflict by or with such third party of any Company Intellectual Property and, to the Knowledge of the Company, no third party is engaging in any activity that infringes, dilutes, violates, misappropriates or otherwise conflicts with any Company Intellectual Property; and (iii) the conduct of the respective businesses of the Company and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate, and since the Lookback Date has not infringed, misappropriated, diluted or otherwise violated, any Intellectual Property of any Person.

(d)       Except as set forth in Section 4.17(d) of the Company Disclosure Schedule, all Company Registered Intellectual Property and other material Company Intellectual Property is unexpired and valid, subsisting and enforceable in all material respects. At the Closing, all Intellectual Property licensed to the Company and its Subsidiaries will remain available for use by the Company and its Subsidiaries on the same terms and conditions in all material respects applicable to the Company and its Subsidiaries prior to Closing.

(e)         The Company and its Subsidiaries take commercially reasonable actions to protect and enforce the Company Intellectual Property, including to maintain the confidentiality of the material trade secrets and confidential information forming a part of the Company Intellectual Property and such actions are appropriate and reasonable in the industry in which the Company and its Subsidiaries operates and in compliance with Applicable Law. No such trade secrets or confidential information have been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to an enforceable written confidentiality and non-disclosure agreement. All Persons who have created or developed any material Intellectual Property for or on behalf of the Company or any of its Subsidiaries have entered into a written agreement requiring such Person to maintain the confidentiality of confidential information of the Company and its Subsidiaries and assigning such Persons’ rights in such Intellectual Property to the Company or its applicable Subsidiary (or ownership of such rights vests in the Company or its Subsidiary by operation of applicable Law), as applicable, and, to the Knowledge of the Company, no Person is in breach of any such agreement.

(f)        The Company and its Subsidiaries own or have a valid right to access and use all Systems. The Systems that are currently used by the Company and its Subsidiaries constitute all the information and communications technology reasonably necessary to carry on the businesses of the Company and its Subsidiaries. The consummation of the transactions contemplated hereby will not impair or interrupt in any material respect the Company and its Subsidiaries’ access to and use of, or their respective right to access and use, the Systems or any third party databases or third party data used in connection with the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries have implemented firewall protections, implemented virus scans and taken commercially reasonable steps in accordance with industry standards to secure the confidentiality, security and integrity of the Systems and protect the Systems from unauthorized access or use by any Person. Since the Lookback Date, to the Knowledge of the Company, there: (x) has not been any material malfunction, failure, breakdown, continued substandard performance or other adverse event affecting the Systems that has not been remedied or replaced in all respects; and (y) has been no material unplanned downtime or service interruption with respect to any Systems. There are no viruses, disabling routines or other material contaminants in the Systems of the Company or any of its Subsidiaries.

Section 4.18        Properties.

(a)        Section 4.18(a) of the Company Disclosure Schedule sets forth a list of all real property owned by the Company and its Subsidiaries, including all real property owned by the Company and its Subsidiaries related to a restaurant (the “Owned Real Property”). The Company or one of its Subsidiaries has good fee simple title to all Owned Real Property free and clear of all Liens, other than Permitted Liens. Except as set forth in Section 4.18(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof. Other than the rights granted pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or any interest therein. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b)        Section 4.18(b) of the Company Disclosure Schedule sets forth (i) a list of all leases or subleases for real property leased by the Company or its Subsidiaries as tenant or lessee (including as subtenant or sublessee), other than leases of real property related to a restaurant, and (ii) a list of all leases or subleases for real property leased by the Company or its Subsidiaries as tenant or lessee (including as subtenant or sublessee) related to a restaurant, (collectively, the “Leased Real Property Leases”). The Company has delivered to Parent a true, correct and complete copy of each Leased Real Property Lease, and in the case of any oral Leased Real Property Lease, a written summary of the material terms of such Leased Real Property Lease. Except as set forth in Section 4.18(b) of the Company Disclosure Schedule, (i) the Company or one of its Subsidiaries has a good and valid leasehold estate in each real property subject to the Leased Real Property Leases, free and clear of all Liens, except for Permitted Liens and (ii) the Leased Real Property Leases are in full force and effect, subject to proper authorization and execution of such lease by the other party thereto and the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries has received written notice that it is in default in any material respect under any Leased Real Property Lease and, to the Knowledge of the Company, no event or condition has occurred, or currently exists, which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a material default or material breach under any Leased Real Property Lease on the part of the Company or its applicable Subsidiary or the other party thereto. Section 4.18(b) of the Company Disclosure Schedule sets forth a list of all leases accounted for by the Company or its Subsidiaries as a capital lease.

(c)         Section 4.18(c) of the Company Disclosure Schedule sets forth (i) a list of all leases or subleases for real property leased by the Company or its Subsidiaries as landlord or lessor (including as sublandlord or sublessor), other than leases related to a restaurant, and (ii) a list of all leases or subleases for real property leased by the Company or its Subsidiaries as landlord or lessor (including as sublandlord or sublessor) related to a restaurant (collectively, the “Company Leased Real Property Leases”). The Company has delivered to Parent a true, correct and complete copy of each Company Leased Real Property Lease, and in the case of any oral Company Leased Real Property Lease, a written summary of the material terms of such Company Leased Real Property Lease. The Company Leased Real Property Leases are in full force and effect, subject to proper authorization and execution of such lease by the other party and the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries has provided written notice to the other party to any Company Leased Real Property Lease that such party is in default in any material respect under such Company Leased Real Property Lease and, to the Knowledge of the Company, no event or condition has occurred, or currently exists, which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a material default or material breach under any Company Leased Real Property Lease on the part of the Company or its applicable Subsidiary or, to the Knowledge of the Company, any other party thereto.

Section 4.19        Franchise Matters.

(a)         Section 4.19(a) of the Company Disclosure Schedule sets forth a list of all (i) development agreements in which the Company or any of its Subsidiaries has granted rights to develop or operate “Pollo Tropical” restaurants, or license others to develop or operate “Pollo Tropical” restaurants, identifying the specific geographic areas or specific locations granted thereunder, and (ii) franchise or license agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their properties is bound and that grant or purport to grant to any Person the right to develop or operate “Pollo Tropical” restaurants, or license others to develop or operate “Pollo Tropical” restaurants, identifying the specific geographic areas or specific locations granted thereunder (each, a “Company Franchise”), in each case that are in effect as of the date hereof (collectively, the “Company Franchise Agreements”). For the avoidance of doubt, the terms Company Franchise Agreements and Company Franchise include any area development agreements, area license agreements, franchise agreements, license agreements, master franchise agreements, subfranchise agreements, area representative agreements and similar agreements with Persons that cover the development, franchising or licensing of franchises of “Pollo Tropical” restaurants. The Company has made available to Parent a true, correct and complete copy of each such Company Franchise Agreement and any amendments, addenda or agreements related thereto.

(b)        Section 4.19(b) of the Company Disclosure Schedule sets forth a list of the top five Company Franchisees based upon the total royalties paid by each such Company Franchisee to the Company or any of its Subsidiaries during the 2021 and 2022 fiscal years. To the Knowledge of the Company, as of the date of this Agreement: (i) no such Company Franchisee is currently involved as a debtor in any bankruptcy proceedings; and (ii) the Company has not received written notice of any Company Franchisee’s intention or plans to close, cease to operate, leave or abandon, or sell its Company Franchises, or terminate or not renew its Company Franchise Agreements.

(c)         To the Knowledge of the Company, each of the Company Franchise Agreements is valid and binding, and in full force and effect, and complies in all material respects with all Applicable Laws and any applicable Orders from any Governmental Authority having jurisdiction with respect to the offer and sale of franchises by the Company, subject in each case to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries has received any written notice of any material default or event that with or without notice or lapse of time, or both, would constitute a material default by the Company and its Subsidiaries under any Company Franchise Agreement, and there is no Proceeding, pending against (or to the Knowledge of the Company, threatened in writing against or naming as a party thereto), the Company or any of its Subsidiaries by any Company Franchisees alleging material defaults of any Company Franchise Agreement or violations of any Franchise Laws.

(d)         Section 4.19(d) of the Company Disclosure Schedule sets forth: (i) a list of all Company FDDs that the Company or any of its Subsidiaries have used to offer or sell Company Franchises in any applicable jurisdiction at any time since the Lookback Date (the “Franchise Schedule Period”); (ii) the jurisdictions in which the Company has currently effective registrations and exemptions under Franchise Laws or has had an effective registration or exemption during the Franchise Schedule Period; and (iii) the effective date and expiration date of each such current and past registration or exemption during the Franchise Schedule Period. The Company has made available to Parent and Merger Sub true and complete copies of: (A) each such Company FDD; (B) copies of the listed franchise registrations, notices of exemption, and any orders, decrees issued to, from, or by any state authority under any Franchise Laws during the Franchise Schedule Period; and (C) financial performance representations, if any, used outside of the Company FDDs during the Franchise Schedule Period in connection with the offer or sale of Company Franchises.

(e)        Since the beginning of the Franchise Schedule Period, all offers and sales of Company Franchises, and all terminations, non-renewals, and transfers, by the Company or any of its Subsidiaries have been made in material compliance with all applicable Franchise Laws in effect at the time of such offer or sale.

(f)        Neither the Company nor any of its Subsidiaries is subject to any Order that would prohibit or restrict the offer or sale of Company Franchises in any applicable jurisdiction in which the Company has offered or sold Company Franchises, nor has the Company or any of its Subsidiaries received any written notice from any Governmental Authority indicating that such stop orders or other proceedings are or may be threatened.

(g)         All franchise advertising and promotional materials have been published and disseminated in material compliance with Franchise Laws.

(h)       Except as set forth on Section 4.19(h) of the Company Disclosure Schedule, the Company and its Subsidiaries have not contracted with or used any independent sales representatives, brokers, consultants, contractors, franchise referral networks, or other third parties in connection with the offer or sale of Company Franchises, or agreed to rebate or share with any third party amounts due under any Company Franchise Agreement. The Company has to the extent applicable, filed all broker and sales agent registrations on a timely basis as required by Franchise Laws during periods in which Company Franchises were offered or sold by such third parties on behalf of the Company in the applicable jurisdiction.

(i)        Except as set forth in Section 4.19(i) of the Company Disclosure Schedule, during the Franchise Schedule Period, neither the Company nor any of its Subsidiaries has received any formal written complaint, allegation or notice of inquiry or investigation from any franchisee or employee of a franchisee, any Governmental Authority, or any other Person, that the Company or any of its Subsidiaries is or may be, or otherwise been alleged to be, a joint employer with, or subject to joint employment liability with, any franchisee.

(j)         Except as set forth on Section 4.19(j) of the Company Disclosure Schedule, no Company Franchise Agreement gives any Franchisee or any other Person an option or right of first refusal to acquire any assets or any territorial rights, other than a limited protected territory for franchisee-operated businesses.

(k)         Except as set forth on Section 4.19(k) of the Company Disclosure Schedule, neither Company nor its Subsidiaries has guaranteed, directly or indirectly, any Franchisee’s liabilities or obligations to any third party under any agreement, including any third party lease, loan agreement or other financing document, or agreed to subordinate its right to payment to any third party under any of the foregoing.

(l)        Since the Lookback Date, to the Knowledge of the Company, all revenue or material benefits, including, without limitation, rebates, allowances, remunerations, and other payments made by suppliers, manufacturers, vendors and other third parties on account of Franchisees’ purchases from those entities or for purposes of doing business with Company or its Subsidiaries, (i) have been administered, disclosed and spent in accordance with all Applicable Laws and the applicable Company Franchise Agreements in all material respects, and (ii) are not prohibited by any Company Franchise Agreement.

(m)        Except as set forth in Section 4.19(m) of the Company Disclosure Schedule, since the Lookback Date, (i) neither the Company or any of its Subsidiaries has maintained any advertising funds requiring any Franchisee to make payments to the Company or its Affiliates for use in connection with national or regional advertising, and neither the Company or any of its Subsidiaries has required any Franchisee to participate in any national, regional or local advertising cooperatives (collectively, “Franchise Funds”), (ii) each of the Company and its Subsidiaries has complied in all material respects with all agreements and Applicable Laws governing Franchise Funds, (iii) the only covenants or agreements governing the Franchise Funds are contained in the Company Franchise Agreements or disclosed in such Company FDDs, and (iv) the Franchise Funds and all monies paid thereto have been collected, accounted for, allocated and used in accordance with the Company Franchise Agreements or as disclosed in such Company FDDs.

Section 4.20        Suppliers. Section 4.20 of the Company Disclosure Schedule sets forth a true and complete list of the 15 largest suppliers or vendors to the Company and its Subsidiaries based on the consolidated cost of goods and services paid to such Persons by the Company or its Subsidiaries for each of (a) the fiscal years ended January 2, 2022 and January 1, 2023 and (b) the six month period ended July 2, 2023 (each such supplier or vendor, a “Supplier”, and any such Contract between a Supplier, on the one hand, and the Company or any of its Subsidiaries, on the other hand, a “Supplier Contracts”). No Supplier has failed to renew, canceled or otherwise terminated, or, to the Knowledge of the Company, threatened to adversely amend, fail to renew, cancel or terminate its relationship with the Company or any Subsidiary of the Company, except as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries.

Section 4.21         Data Privacy and Security.

(a)         The Company and its Subsidiaries and their respective officers and employees and, to the Knowledge of the Company, any processors acting on their behalf are in material compliance and have since the Lookback Date complied in all material respects with all applicable Privacy Requirements. All Personal Information is and has since the Lookback Date been collected, processed, transferred, disclosed, shared, stored, protected and used by the Company in accordance with Privacy Requirements in all material respects.

(b)       The Company has in place commercially reasonable policies and procedures for the proper collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information that comply in all material respects with applicable Privacy Requirements.

(c)        The Company has, since the Lookback Date, in accordance in all material respects with applicable Privacy Requirements: (i) provided individuals with relevant information as required by applicable Privacy Requirements; (ii) obtained, where required by applicable Privacy Requirements, individuals’ valid consent in relation to the collection, processing, transfer, disclosure, sharing, use and sale of their Personal Information; (iii) implemented and complied in all material respects with its audit, training and, where required, data protection impact assessment procedures; and (iv) where the Company has instructed another party to process Personal Information, entered into data processing agreements or other contracts which materially comply with the requirements of applicable Privacy Requirements.

(d)         The Company has implemented commercially reasonable technical, physical, and organizational measures and security systems and technologies in material compliance with all data security requirements under applicable Privacy Requirements designed to protect the confidentiality, integrity, and security of such Personal Information and all Company data and designed to prevent any destruction, loss, alteration, corruption or misuse of or unauthorized disclosure, exfiltration, or access thereto in compliance with applicable Privacy Requirements.

(e)        Since the Lookback Date, the Company has not experienced any Security Incident, including any material “breach of security” (or similar term such as “security breach”) as defined by applicable Privacy Laws that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No circumstance has arisen in which applicable Privacy Laws would require the Company to notify a person or Governmental Authority of a Security Incident or a “breach of security” (or similar term such as “security breach”) as defined by applicable Privacy Laws.

(f)        Since the Lookback Date, the Company has not been and is not currently: (a) under audit or investigation by any authority regarding the Company’s compliance with applicable Privacy Requirements, including regarding the Company’s collection, processing, transfer, disclosure, sharing, storing, protection and use of Personal Information, or (b) subject to any third party notification, claim, demand, audit or action in relation to the Company’s processing of Personal Information, including a notification, a claim, a demand, or an action alleging that the Company has collected, processed, transferred, disclosed, shared, stored or used Personal Information in violation of applicable Privacy Requirements.

(g)        The performance of this Agreement will not violate any Privacy Requirements. Upon execution of this Agreement, the Company shall continue to have the right to use and process any Personal Information collected, processed, or used by it before the signature date of this Agreement in order to be able to conduct the ordinary course of its business.

Section 4.22        Interested Party Transactions. Except as set forth on Section 4.22 of the Company Disclosure Schedule, there is currently no, and since the Lookback Date there has been no, Effect(s) or Contract(s) between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, or any beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of 5% or more of the shares of capital stock of the Company, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Securities Act or in a proxy statement pertaining to an annual meeting of shareholders.

Section 4.23       Brokers’ Fees. Except for the Company Financial Advisors, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment from the Company in respect thereof. A copy of the engagement letters between the Company and the Company Financial Advisors, as in effect on the date hereof, has been made available to Parent, which copies are true and complete subject to redactions of the portions of such letter relating to the calculation of the fee payable to the Company Financial Advisors. The Company has separately provided to Parent its good faith calculation of the approximate amount of the fees that will be payable to the Company Financial Advisors as a result of the Merger.

Section 4.24        Opinion of the Opinion Advisor. The Special Committee has received the opinion of the Opinion Advisor to the effect that, as of the date of such opinion and subject to the limitations, qualifications, assumptions and other matters set forth in such opinion, the Per Share Merger Consideration to be received by the holders of the Company Common Stock (other than Parent and Merger Sub) in the Merger pursuant to this Agreement is fair from a financial point of view to such holders. A duly executed, true and complete copy of such opinion will be made available to Parent solely for information purposes. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 4.25        Information in the Proxy Statement. The Proxy Statement (or any amendment thereof or supplement thereto) will, when filed, comply in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement and any amendments thereof or supplement thereto are filed with the SEC, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.25 do not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied to the Company by Parent or Merger Sub or any of their respective Representatives in writing specifically for use or incorporation by reference therein.

Section 4.26      Takeover Laws. Assuming the accuracy of the representations and warranties in Section 5.09, no “fair price,” “moratorium,” “control share acquisition,” “significant stockholder,” “supermajority,” “affiliate transactions,” “business combination,” “interested stockholder” or other anti-takeover law (including Section 203 of the DGCL), or any comparable anti-takeover provisions of the Company Governing Documents, is applicable to or would reasonably be expected to restrict or prohibit the execution of this Agreement, each party performing its obligations hereunder or the consummation of the Merger and other transactions contemplated hereby.

Section 4.27        Food Safety Matters. Each of the Company and its Subsidiaries: (a) is, and since the Lookback Date has been, in compliance in all material respects with all Food Safety Requirements, including obtaining, maintaining, and complying with all Company Permits required pursuant to any Food Safety Requirements; (b) has not received any written notice, report or other information regarding any actual or alleged material violation of Food Safety Requirements or any material liabilities (contingent or otherwise) arising under any Food Safety Requirements, and are not subject to any material Proceedings from any Governmental Authority or any other Person relating to Food Safety Requirements; (c) has not released or exposed any person to any food contaminants or adulterants, food poisoning or sickening, pests, mold or microbial agents, foreign objects, nor any recalls, facility shutdowns, misbranding, mislabeling or other food-related conditions with respect to their facilities, in each case so as to give rise to any material liabilities (contingent or otherwise), including any corrective, investigatory or remedial obligations under Food Safety Requirements; (d) is, and since the Lookback Date has been, in compliance in all material respects with Food Safety Requirements regarding products and ingredients manufactured, processed, prepared, packaged, stored, distributed or sold by, for, on behalf of, or supplied by the Company and its Subsidiaries; and (e) has furnished to Parent and Merger Sub all food safety audits, reports and other material food safety documents relating to the products, facilities or operations of the Company and its Subsidiaries which are in their possession or reasonable control.

Section 4.28        Liquor License. The Company and its Subsidiaries are in possession of all Liquor Licenses necessary for each of the Company and its Subsidiaries to operate its properties and to carry on its business as currently conducted and all such Liquor Licenses are in full force and effect. The Company and its Subsidiaries are and, since the Lookback Date, have been, in compliance in all material respects with all such Liquor Licenses. No suspension, cancellation, modification, revocation or nonrenewal of any Liquor License is pending or threatened in writing or, to the Knowledge of the Company, orally threatened.

Except for the representations and warranties set forth in this Article 4 or in any certificate delivered expressly pursuant hereto by the Company, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Merger. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts of other material made available to Parent or Merger Sub in “Data Rooms” or management presentations in expectation of the Merger, unless, and to the extent that, any such information is expressly included in a representation or warranty contained in this Article 4 or in any certificate delivered expressly pursuant hereto by the Company.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

The following representations and warranties by the Parent and Merger Sub are qualified in their entirety by reference to the disclosure set forth in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”). Disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall provide an exception to or otherwise qualify or modify the representations and warranties of Parent or Merger Sub specifically referred to in such disclosure and such other representations and warranties to the extent such disclosure shall reasonably appear from the substance of such disclosure to be applicable to such other representations and warranties. Parent and Merger Sub represent and warrant to the Company that:

Section 5.01       Existence and Power. Parent and Merger Sub are limited liability companies duly formed, validly existing and in good standing under the laws of their jurisdiction of incorporation and have all limited liability company powers required to carry on their business as now conducted.

Section 5.02        Authorization. Parent and Merger Sub have all requisite limited liability company power and authority to enter into this Agreement, perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Parent and Merger Sub. The vote or consent of Parent as the sole member of Merger Sub is the only vote or consent of the holders of any class or series of membership units of Merger Sub necessary to approve the Merger and adopt this Agreement. This Agreement has been duly and validly executed and delivered Parent and Merger Sub, and assuming the due authorization, execution, and delivery hereof by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, as applicable, enforceable against each such Person in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.03        Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated hereby or compliance by Parent and Merger Sub with any of the provisions of this Agreement will (d) contravene, conflict with or result in any violation or breach of any provision of the certificate of formation or operating agreement (or similar governing documents) of Parent or the certificate of formation or operating agreement of Merger Sub, (e) require any filing by Parent or Merger Sub with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Authority (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the Applicable Laws of states in which Parent or Merger Sub are qualified to do business, (iii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and any other Required Governmental Approvals set forth on Section 5.03 of the Parent Disclosure Schedule and (iv) such filings with the SEC as may be required to be made by Parent or Merger Sub in connection with this Agreement and the Merger), (c) require any consent or other action by any Person, result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any material contract, commitment or arrangement (whether written or oral) to which Parent or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected, or (d) violate any order, writ, injunction, decree or Applicable Law applicable to Parent or Merger Sub or any of their respective properties or assets; except in each of clauses (b), (c) and (d) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, breaches or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04       Operation of Merger Sub. All of the issued and outstanding membership interests of Merger Sub are owned by Parent. Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement and prior to the Closing Date has engaged in no other material business activities and has no material liabilities or material obligations other than in connection with the transactions contemplated hereby or incidental to its formation.

Section 5.05        Litigation. As of the date hereof, there is no Proceeding pending against or, to the knowledge of Parent, threatened by, against or affecting, Parent or any of its Subsidiaries that (a) would reasonably be expected to be material, individually or in the aggregate, to Parent and its Subsidiaries, taken as a whole, or (b) in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any Order that would reasonably be expected to be material, individually or in the aggregate, to Parent and its Subsidiaries, taken as a whole.

Section 5.06        Financing.

(a)       Concurrently with the execution of this Agreement, the Sponsors have executed the Equity Commitment Agreement. As of the date hereof, the Equity Commitment Agreement is in full force and effect, is a valid, binding and enforceable obligation of the Sponsors (subject to the Bankruptcy and Equity Exception) and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Sponsors under the Equity Commitment Agreement. The Equity Commitment Agreement is not subject to any conditions or other contractual contingencies other than as set forth therein. Parent has delivered to the Company a true and complete copy of the executed Equity Commitment Agreement pursuant to which the Sponsors have committed, subject only to the terms and conditions set forth therein, to provide the Equity Financing to Parent.

(b)         Concurrently with the execution of this Agreement, the Sponsors have delivered to the Company the duly executed Limited Guarantee. As of the date hereof, the Limited Guarantee is in full force and effect, is a valid, binding and enforceable obligation of the Sponsors (subject to the Bankruptcy and Equity Exception) and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Sponsors under the Limited Guarantee. The Limited Guarantee is not subject to any conditions or other contractual contingencies other than as set forth therein.

(c)        Parent has delivered to the Company true and complete fully executed copies of the commitment letter, dated as of the date hereof, between GSP Fiesta Intermediate Holdings II, LLC and Comvest Capital Advisory Services, LLC (the “Debt Commitment Letter”), including all exhibits, schedules (including the fee schedule (the “Fee Schedule”)), annexes and amendments to such letters in effect as of the date of this Agreement, subject, in the case of the Fee Schedule, to redaction solely of the fee amounts, pricing caps and other economic provisions (collectively, the “Debt Letters”, and together with the Equity Commitment Agreement, the “Financing Commitments”) pursuant to which the lender parties thereto have agreed, subject only to the terms and conditions set forth therein, to provide or cause to be provided the debt amounts set forth therein (the “Debt Financing”, and together with the Equity Financing, the “Financing”).

(d)        None of the Financing Commitments has been amended or modified in any material respect prior to the execution and delivery of this Agreement, no such amendment or modification that would violate Section 6.16(d) is contemplated as of the date of this Agreement by Parent or, to the knowledge of Parent with respect to the Debt Letters, the other parties thereto, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded as of the date of this Agreement. As of the date of this Agreement, the Financing Commitments constitute the legal, valid and binding obligation of each of Parent or Merger Sub and, to the knowledge of Parent with respect to the Debt Letters, the other parties thereto (subject to the Bankruptcy and Equity Exception). As of the date of this Agreement, except for the Fee Schedule, there are no side letters or other Contracts or arrangements (written or oral) related to the Financing that could affect the conditionality, principal amount available to pay the Aggregate Merger Consideration and other payment obligations of Parent and Merger Sub hereunder (after taking into account available cash of the Company and its Subsidiaries) or availability of the Financing other than as expressly set forth in the Financing Commitments. As of the date of this Agreement, to the knowledge of Parent with respect to the Debt Letters, no event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under the Financing Commitments. As of the date of this Agreement, assuming the accuracy of the Company’s representations and warranties set forth in Article 4 and the satisfaction of the conditions set forth in Section 7.01 and Section 7.02, to the knowledge of Parent, there is no material fact or occurrence as of the date hereof that would reasonably be expected to cause the conditions to funding of the Financing not to be satisfied or waived at or before the Closing Date and neither Parent nor Merger Sub has any reason to believe that any of the conditions to the Financing applicable to Parent or Merger Sub contemplated by the Financing Commitments will not be satisfied or waived on a timely basis or that the Financing contemplated by the Financing Commitments will not be made available on the Closing Date in accordance with the terms of the Financing Commitments. Parent or Merger Sub has fully paid any and all commitment fees or other fees required by the terms of the Financing Commitments to be paid on or before the date of this Agreement. Subject to the terms and conditions of the Financing Commitments and subject to the satisfaction of the conditions contained in Section 7.01 and Section 7.02, assuming the accuracy of the Company’s representations and warranties set forth in Article 4 and assuming compliance by the Company with the covenants set forth herein and that the Financing is funded or invested on the Closing Date in accordance with the Financing Commitments, the aggregate proceeds contemplated by the Financing Commitments, together with other financial resources of Parent and Merger Sub including unrestricted cash, cash equivalents and marketable securities (net of any applicable tax liabilities) of Parent, Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date, will be sufficient for Parent and Merger Sub to pay all of their respective obligations under this Agreement, including the (i) payment of the Aggregate Merger Consideration and all other amounts payable pursuant to Article 2 and (ii) payment all fees and expenses expected to be incurred in connection therewith and required to be paid at the Closing.

Section 5.07        Solvency. Assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger, and after giving effect to the transactions contemplated by this Agreement and the payment of the amounts contemplated in Article 2, including the Aggregate Merger Consideration, (b) any repayment or refinancing of debt contemplated in this Agreement, (c) the Company and its Subsidiaries, taken as a whole, are solvent immediately prior to the Effective Time, (d) all cost estimates, financial or other projections and other predictions of the Company have been prepared in good faith based upon assumptions that were and continue to be reasonable, immediately after giving effect to the transactions contemplated hereby, (e) the accuracy of the representations and warranties of the Company set forth in Article 4 hereof, (f) payment of all amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, and (g) payment of all related fees and expenses, the Surviving Corporation, taken as a whole, will be Solvent as of immediately after the consummation of the transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (x) the amount of the fair value of the assets of such Person and its Subsidiaries on a consolidated basis will, as of such date, exceed the sum of (i) the value of all liabilities of such Person and its Subsidiaries on a consolidated basis, including contingent and other liabilities, as of such date, plus (ii) the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries on a consolidated basis on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (y) such Person and its Subsidiaries on a consolidated basis will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they engaged as such businesses are now conducted or proposed to be conducted following such date, and (z) such Person and its Subsidiaries on a consolidated basis will be able to pay their liabilities, including contingent and other liabilities, as they mature.

Section 5.08        Absence of Certain Agreements. As of the date hereof, except for the Voting Agreements, neither Parent, Merger Sub nor the Sponsors, on the one hand, has entered into any agreement, arrangement or understanding (in each case, whether oral or written), with any beneficial owner of five percent or more of the outstanding shares of Company Common Stock or any member of the Company’s management or Company Board, on the other hand, that relate to or are in connection with, the transactions contemplated by this Agreement.

Section 5.09        Stock Ownership. None of Parent, Merger Sub or any of their respective Subsidiaries, or, to the knowledge of Parent, any Affiliate of Parent is, nor at any time since the Lookback Date has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.10        Brokers’ Fees. Except as set forth on Section 5.10 of the Parent Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment from Parent in respect thereof.

Section 5.11        Information in the Proxy Statement. None of the written information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the time the Proxy Statement and any amendments thereof or supplement thereto are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The representations and warranties in this Section 5.11 do not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives in writing specifically for use or incorporation by reference therein.

Section 5.12     Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to personnel, properties, premises and records of the Company and its Subsidiaries for such purposes. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its independent investigation and analysis of the Company and its Subsidiaries, and each of Parent and Merger Sub acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of its Subsidiaries, or any of their respective Affiliates, stockholders, controlling persons or Company representatives that are not expressly set forth in this Agreement or a certificate delivered expressly pursuant hereto whether or not such representations, warranties or statements were made in writing or orally. Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by Applicable Law, the Company and its Subsidiaries, and their respective Affiliates, stockholders, controlling persons or Representatives shall not have any liability or responsibility whatsoever to Parent, Merger Sub, any of Parent’s Subsidiaries, or their respective Affiliates, stockholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Parent, Merger Sub, any of Parent’s Subsidiaries or any of their Representatives, or any Affiliates, stockholders, or controlling persons of Parent or Merger Sub, except as and only to the extent expressly set forth in this Agreement (as qualified by the Company Disclosure Schedule) or any certificate delivered expressly pursuant hereto or in the case of fraud. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in this Agreement and in any certificate delivered expressly pursuant hereto (a) the Company does not make, and has not made, any representations or warranties relating to the Company or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company to make any representation or warranty relating to the Company or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by the Company and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of an express representation or warranty set forth in Article 4. Notwithstanding the foregoing, nothing in this Section 5.12 is intended to modify or limit in any respect any of the representations or warranties of the Company in Article 4.

Except for the representations and warranties set forth in this Article 5 and in any certificate delivered expressly pursuant hereto, neither Parent nor Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent or the Merger Sub or with respect to any other information provided to the Company in connection with the Merger. Neither Parent nor Merger Sub nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution to the Company, or the Company’s use of, any such information, unless, and to the extent that, any such information is expressly included in a representation or warranty contained in this Article 5 or in any certificate delivered expressly pursuant to this Agreement.

ARTICLE 6
COVENANTS

Section 6.01        Conduct of the Company. The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, except (a) as set forth in Section 6.01 of the Company Disclosure Schedule, (b) as expressly required pursuant to or expressly permitted by this Agreement (including Section 6.03 and Section 6.04), (c) as required by Applicable Law or (d) as consented to in writing in advance by Parent, the Company shall (i) conduct its businesses in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve materially intact its current business organization and to preserve in all material respects the relationships of the Company and its Subsidiaries with its employees, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having business dealings with the Company or any of its Subsidiaries, (iii) use commercially reasonable efforts to keep and maintain the assets and properties of the Company and its Subsidiaries in accordance with past practice, normal wear and tear excepted, and (iv) comply in all material respects with Applicable Law. Without limiting the generality of the foregoing, except (w) as set forth in Section 6.01 of the Company Disclosure Schedule, (x) as expressly required pursuant to or expressly permitted by this Agreement (including Section 6.03 and Section 6.04), (y) as required by Applicable Law, or (z) as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, the Company shall not, and shall not permit any of its Subsidiaries to:

(a)        amend the Company’s Governing Documents or other comparable charter or organizational documents of the Company’s Subsidiaries (whether by merger, consolidation or otherwise);

(b)        establish a record date for, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or other equity, property or otherwise, including any combination thereof) in respect of, or enter into any Contract with respect to the voting of, any capital stock of the Company or any capital stock or other Equity Interests of its Subsidiaries (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company or any of the Company’s other wholly owned Subsidiaries), adjust, recapitalize, combine, split, subdivide or reclassify any Company Securities or any capital stock or other Equity Interests, or securities convertible, exchangeable or exercisable for capital stock or other Equity Interests, of its Subsidiaries, except as otherwise provided in Section 6.01(c), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any Company Securities or any shares of capital stock or other Equity Interests, or securities convertible, exchangeable or exercisable for capital stock or other Equity Interests, of its Subsidiaries or purchase, redeem or otherwise acquire or offer to purchase, redeem or otherwise acquire any Company Securities, except for acquisitions of shares of Company Common Stock by the Company as required by the terms of Company Equity Awards in effect and outstanding as of the date hereof;

(c)       issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise dispose of any Company Securities, other than (w) the issuance of shares of Company Common Stock upon the settlement of Company Equity Awards, in each case, that are outstanding on the date of this Agreement and as required by the applicable Company Equity Award’s terms or (x) the issuance of shares of the Company Common Stock in accordance with the provisions of Section 2.06(b) hereof or amend any term of any Company Security or any outstanding share of capital stock of, or other Equity Interest or voting security in, any Subsidiary of the Company (in each case, whether by merger, consolidation or otherwise);

(d)       adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to the Company or any of its Subsidiaries;

(e)         except as required by Applicable Law or the terms of any Company Benefit Plan in effect on the date hereof and set forth in Section 4.13(a) of the Company Disclosure Schedule, (A) increase the compensation or other benefits payable or to become payable to Employees with annual base compensation in excess of $150,000, (B) grant any Employee any increase in severance or termination pay, (C) enter into any employment, consulting, severance or termination agreement with any Employee with annual base compensation in excess of $150,000, (D) establish, adopt, amend, modify, terminate or enter into any (1) collective bargaining agreement or other agreement with a labor union, works council or similar organization or (2) Company Benefit Plan or any plan, program, agreement, or arrangement that would constitute a Company Benefit Plan if in effect on the date hereof, (E) accelerate any rights or benefits under any Company Benefit Plan, or (F) hire or terminate (other than for cause) any Employee with annual base compensation in excess of $150,000;

(f)         waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former Employee;

(g)        (i) sell or acquire (A) any real property (regardless of the consideration payable therefor), (B) any business or capital stock or other securities of or all or substantially all of the assets of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), (C) any material amount of assets, securities, properties (other than real property), or interests for consideration, in the case of this clause (C), in excess of $750,000 in the aggregate, or (D) any assets, securities, properties (other than real property) or interests to or from any Company Franchisee, (ii) enter into any joint venture, strategic alliance or arrangement or make any investment or (iii) encumber or subject to any Lien any assets of the Company or any of its Subsidiaries;

(h)        (i) enter into any new line of business outside the existing business of the Company and its Subsidiaries as of the date of this Agreement, (ii) implement a strategy that deviates from the plan set forth in Section 6.01(h)(ii) of the Company Disclosure Schedules or (iii) adopt any system or strategy of preparing food outside of store locations;

(i)          agree to any exclusivity, non-competition or similar provision or covenant restricting the Company, any of its Subsidiaries or any of their respective Affiliates, from competing in any line of business or with any Person or in any area;

(j)          enter into or adopt any “poison pill” or similar stockholder rights plan, in each case, applicable to the Merger and the other transactions contemplated by this Agreement;

(k)         make any material change to any of the accounting methods, principles or practices used by the Company, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act;

(l)          (i) incur or assume any long-term or short-term indebtedness in excess of $250,000, other than borrowings under the Company Existing Credit Facility in the ordinary course of business for working capital purposes; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person for borrowed money; (iii) make any loans, advances or capital contributions to, or investments in, any other Person in a material amount; (iv) cancel any material indebtedness or waive any claims or rights of substantial value; or (v) amend the terms of any indebtedness existing on the date of this Agreement;

(m)       (i) make (other than in the ordinary course of business), change, or revoke any material Tax election; (ii) file any amended income or other material Tax Return; (iii) change any annual Tax accounting period; (iv) adopt or change any method or practice of Tax accounting; (v) enter into any “closing agreement” (within the meaning of Section 7121 of the Code) (or similar agreement), Tax sharing agreement or Tax indemnity agreement; (vi) settle, compromise, concede or abandon any Tax contest or Tax claim, audit or assessment with respect to a material amount of Taxes; (vii) fail to pay any material Taxes as they become due and payable; (viii) surrender any right to claim a material Tax refund; or (ix) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(n)        make any capital expenditures or incur any obligations or liabilities in respect thereof, except for any such capital expenditures made or obligations or liabilities incurred that are less than $200,000 individually or $1,500,000 in the aggregate, and in each case, in accordance with the line items set forth in the capital expenditures budget for the Company made available to Parent;

(o)         other than with respect to Proceedings pursuant to Section 6.07, settle any Proceeding made by or pending against the Company or any of its Subsidiaries, or any of its or their respective officers and directors in their capacities as such, other than the settlement of Proceedings in the ordinary course of business consistent with past practice that do not (i) require payment by the Company or any Subsidiary of an amount in excess of $200,000 individually or $600,000 in the aggregate or (ii) include any obligation (other than the payment of money) to be performed, or the admission of wrongdoing, by the Company or any of its Subsidiaries or any of their respective officers or directors;

(p)         (i) modify, amend, waive, or fail to enforce, in each case in any material respect, or assign to any Third Party, replace or release, settle or compromise any material claim, liability or obligation under, or terminate any (A) Material Contract, (B) Leased Real Property Lease or (C) Company Franchise Agreement other than extension for time or temporary and short-term modifications of royalty payments in the ordinary course of business consistent with past practice, or (ii) enter into a Contract that would, if entered into prior to the date hereof, be (x) a Material Contract, (y) a Leased Real Property Lease or (z) a franchise or development Contract or similar Contract, including any area development agreement, area license agreement, license agreement, master franchise agreement, subfranchise agreement, or area representative agreement, with a Company Franchisee, other than, in the case of this clause (z), such Contracts entered into in the ordinary course that are substantially on the Company’s standard form;

(q)       sell, assign, lease, license, sublicense, terminate, abandon, waive, allow to lapse or otherwise transfer or dispose of, create or incur any Lien (other than Permitted Liens) on, or grant any interest in or rights with respect to, any Intellectual Property (except for non-exclusive licenses (i) contained in franchise or development Contracts or similar Contracts with Company Franchisees entered into in the ordinary course of business and that conform in all material respects with the Company’s or its applicable Subsidiary’s standard form of such Contracts as of the date hereof or (ii) granted by the Company or its Subsidiaries to vendors, suppliers and contractors solely to perform services for the Company or any of its Subsidiaries);

(r)          disclose to any Person any confidential information or trade secrets, other than pursuant to a written appropriate confidentiality and non-disclosure contract;

(s)          implement any employee layoffs that would reasonably be expected to implicate the WARN Act; or

(t)          authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, (x) nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time and, (y) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.02      Conduct of Parent and Merger Sub. Parent agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, except as expressly required pursuant to or expressly permitted by this Agreement, as required by Applicable Law, or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), Parent shall not, and shall not permit Merger Sub or any of its other Subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement. Furthermore, prior to the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, Merger Sub shall not engage in any activities or incur any material liabilities or material obligations other than as is related to the transaction contemplated by this Agreement or as otherwise contemplated herein.

Section 6.03         No Solicitation; Unsolicited Proposals.

(a)         Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date hereof and continuing until 12:01 a.m. (New York City time) on the 30th day thereafter (the “No-Shop Period Start Date”), the Company and its Affiliates and their respective Representatives shall have the right to, directly or indirectly: (i) solicit or take any action to facilitate or encourage the submission of any Acquisition Proposal, including by furnishing any nonpublic information relating to the Company or any of its Subsidiaries (other than to the extent relating to Parent, Merger Sub or any designees of Parent or Merger Sub) or affording access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, in each case, pursuant to an Acceptable Confidentiality Agreement; provided that, to the extent that any material nonpublic information relating to the Company or its Subsidiaries is provided to any Third Party or any Third Party is given material access that was not previously provided to or made available to Parent, such material nonpublic information is provided or made available to Parent substantially concurrently with the time it is provided to such Third Party and (ii) enter into and maintain or continue discussions or negotiations with respect to potential Acquisition Proposals or otherwise cooperate with, or assist or participate in, or facilitate, any such inquiries, proposals, discussions or negotiations. As promptly as reasonably practicable, and in any event within one Business Day following the No-Shop Period Start Date, the Company shall deliver to Parent a written notice setting forth (x) the identity of each Person, group of Persons or other group that includes any Person or group of Persons from whom the Company or any of its Representatives has received an Acquisition Proposal prior to the No-Shop Period Start Date and (y) the material terms and conditions thereof (along with unredacted copies of all proposed transaction agreements and other documents received by the Company or any of its Representatives in connection with such Acquisition Proposal).

(b)        Subject to Section 6.04(b) and Section 6.04(c) and except as may relate to any Person or group of Persons from whom the Company has received, after the date hereof and prior to the No-Shop Period Start Date, a bona fide offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal that the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or would reasonably be expected to lead to a Superior Proposal (such determination to be made no later than two Business Days after the No-Shop Period Start Date) (any such Person or group of Persons, an “Excluded Party”); provided, that, any such Person or group of Persons shall cease to be an Excluded Party upon the earliest to occur of the following: (i) the ultimate equityholder(s) of such Person and the other Persons who were members of such group, if any, as of immediately prior to the No-Shop Period Start Date ceasing to constitute in the aggregate the source of at least fifty percent (50%) of the equity financing of such Person or group at any time from and after the No-Shop Period Start Date, (ii) such Person notifies the Company in writing that it is withdrawing its Acquisition Proposal (it being understood that any amendment, modification or replacement of such Acquisition Proposal shall not, in and of itself, be deemed a withdrawal of such Acquisition Proposal) and (iii) 12:01 a.m. (New York City time) on the 40th day after the date hereof (the date of the earliest to occur of the foregoing clauses (i) - (iii), the “Cut-Off Date”) or as otherwise expressly permitted by the remainder of this Section 6.03, from the No-Shop Period Start Date until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to and in accordance with Section 8.01, (x) the Company shall not, nor shall the Company permit any of its Subsidiaries to, nor shall the Company authorize or permit any of its Representatives or any of its Subsidiaries’ Representatives to (and it shall direct such Representatives not to), directly or indirectly (other than with respect to Parent and Merger Sub), (A) solicit, initiate or take any action to knowingly facilitate or encourage any inquiries (including by way of providing information), proposals or offers that constitute, or that could reasonably be expected to lead to, an Acquisition Proposal, (B) enter into, engage in, continue or otherwise participate in any discussions or negotiations with any Third Party regarding an Acquisition Proposal, or furnish to any Third Party information or data or provide to any Third Party access to the businesses, properties, assets, books or records or personnel of the Company or any of its Subsidiaries, or otherwise cooperate with any Third Party, in each case, in connection with, or for the purpose of encouraging or facilitating, an Acquisition Proposal, (C) approve, endorse, recommend, or execute or enter into any agreement, arrangement or understanding, including any agreement in principle, letter of intent, memorandum of understanding, term sheet, merger agreement, acquisition agreement, option agreement, share exchange agreement, expense reimbursement agreement, joint venture agreement, partnership agreement or similar agreement, providing for, or that could reasonably be expected to lead to, an Acquisition Proposal (an “Alternative Acquisition Agreement”) or enter into any agreement, contract or commitment requiring the Company to abandon, terminate, breach or fail to consummate the transactions contemplated by this Agreement, (D) make an Adverse Recommendation Change, (E) grant any waiver or release under or fail to enforce any standstill, confidentiality or similar agreement of the Company or any of its Subsidiaries (other than to permit such party to make an Acquisition Proposal) or (F) resolve, propose or agree to do any of the foregoing and (y) the Company shall, and shall cause its Subsidiaries to, and shall direct the Company’s and its Subsidiaries’ Representatives to immediately cease and terminate any existing solicitation, encouragement, discussion or negotiation with any Third Party, theretofore conducted by the Company, its Subsidiaries or their respective Representatives with respect to an Acquisition Proposal and the Company shall immediately terminate any electronic “data room” or similar access previously granted to any Third Party and request that all non-public information previously provided by or on behalf of the Company or any of its Subsidiaries to any such Third Party be returned or destroyed in accordance with the applicable Acceptable Confidentiality Agreement; provided that, from and after the No-Shop Period Start Date until the Cut-Off Date (1) the Company may continue to engage in the activities described in this Section 6.03(b) with respect to an Excluded Party and (2) the restrictions set forth in this Section 6.03(b) (in the case of each of (1) and (2), other than in Section 6.03(b)(x)(C) and Section 6.03(b)(x)(D), which shall remain subject to Section 6.04(d) in each case) shall not apply with respect thereto, and such acts shall not constitute a breach of this Section 6.03(b). Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may (x) following the receipt of an Acquisition Proposal from a Third Party, contact such Third Party solely in order to clarify and understand the terms and conditions of an Acquisition Proposal made by such Third Party and (y) direct any Persons to this Agreement, including the specific provisions and restrictions of this Section 6.03.

(c)         Within two Business Days following the No-Shop Period Start Date (or with respect to Excluded Parties, two Business Days following the Cut-Off Date), the Company shall (i) request in writing that each Person that has heretofore executed an Acceptable Confidentiality Agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement and (ii) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such Person and its Representatives.

(d)         Notwithstanding anything to the contrary contained in Section 6.03(a) or Section 6.03(b), if, at any time after the No-Shop Period Start Date (other than from an Excluded Party) that did not result from a breach (other than a de minimis breach) of this Section 6.03, but prior to the Stockholder Approval, the Company receives an unsolicited written Acquisition Proposal from a Third Party and the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, then the Company may, directly or indirectly through its Representatives, (i) furnish information and data with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal and afford such Third Party access to the businesses, properties, assets and personnel of the Company and its Subsidiaries and (ii) enter into, maintain and participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal or otherwise cooperate with or participate in, or facilitate, any such discussions or negotiations (including by entering into an Acceptable Confidentiality Agreement with such Third Party for the purpose of receiving non-public information relating to such Third Party’s business); provided, however, that the Company will not, and will not permit its Subsidiaries or its or their Representatives to, furnish any non-public information except pursuant to an Acceptable Confidentiality Agreement; provided further that, to the extent that any material nonpublic information relating to the Company or its Subsidiaries is provided to any Third Party or any Third Party is given material access that was not previously provided to or made available to Parent, such material nonpublic information is provided or made available to Parent substantially concurrently with the time it is provided to such Third Party.

(e)         From the No-Shop Period Start Date until the earlier to occur of the Effective Time or the termination of this Agreement pursuant to and in accordance with Section 8.01, the Company shall as promptly as reasonably practicable (and in any event no later than 24 hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received from a Third Party, or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, any of the Company’s Subsidiaries or any of the Company’s Representatives, in each case by a Third Party for the purpose of making an Acquisition Proposal or seeking to initiate discussions or negotiations concerning an Acquisition Proposal or any amendment or modification to the material terms of any Acquisition Proposal, which notification shall include (i) the material terms and conditions of such Acquisition Proposal or information request (including unredacted copies of any written inquiries, proposals, offers, requests or draft agreements or any amendment or modifications thereto), (ii) the identity of the Third Party making such Acquisition Proposal or information request (unless the Company is prohibited from disclosing such identity pursuant to a contractual obligation with such Third Party existing as of the date hereof, in which case the Company shall use commercially reasonable efforts to obtain the consent of such Third Party, and absent such consent, the Company shall inform Parent and provide such information about such Third Party as may be reasonably requested by Parent to the extent not in violation of such contractual obligation); and (iii) whether the Company has any intention to provide confidential information to such person. Thereafter, the Company shall keep Parent reasonably informed on a reasonably prompt basis (but in no event less often than once every 48 hours) of the status and any material developments and the material terms and conditions (along with (subject to the foregoing clause (ii)) unredacted copies of all proposed transaction agreements and other documents provided in connection therewith) with respect to such Acquisition Proposal or information request (including (subject to the foregoing clause (ii)) unredacted copies of any written inquiries, proposals, offers, requests or draft agreements or any amendment or modifications thereto).

Section 6.04        Board Recommendation.

(a)         For the sake of clarity, notwithstanding Section 6.03(a) or Section 6.03(b), but subject to Section 6.04(b), Section 6.04(c) and Section 6.04(d), following the date hereof, none of the Company Board nor any committee of the Company Board (including the Special Committee), the Company or any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries permit any of their respective Representatives to (x) (i) change, qualify, fail to make, withdraw, amend or modify, authorize or resolve or publicly announce its intention to change, qualify, fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in any manner reasonably expected to be adverse to the transactions contemplated by this Agreement, Parent or Merger Sub, the Board Recommendation, (ii) adopt, approve, endorse or recommend, or resolve to or publicly propose or announce its intention to adopt, approve, endorse or recommend, an Acquisition Proposal or Superior Proposal or take any action or make any statement inconsistent with the Board Recommendation, (iii) fail to recommend against acceptance of any Third Party tender offer or exchange offer for the shares of Company Common Stock within ten Business Days after commencement of such offer by filing a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act, (iv) adopt, approve, endorse or recommend, or resolve to or publicly propose or announce its intention to adopt, approve, endorse or recommend, any Alternative Acquisition Agreement, (v) fail to include the Board Recommendation in the Proxy Statement in accordance with Section 6.05, (vi) fail to publicly reaffirm the Board Recommendation within five Business Days (or, if earlier, at least two Business Days prior to the Stockholders’ Meeting) of Parent’s written request to do so following the public announcement of any Acquisition Proposal or the date any material modification thereto is first published or sent or given to the shareholders of the Company; provided, however, that Parent may deliver only three such requests with respect to any particular Acquisition Proposal unless such Acquisition Proposal is subsequently publicly modified in any material respect, in which case Parent may make such request once each time such material modification is made or (vii) publicly propose or agree to any of the foregoing (each of the foregoing actions described in clauses (i) through (vii) being referred to as an “Adverse Recommendation Change”), or (y) cause or permit the Company or any Subsidiary of the Company to execute or enter into any Alternative Acquisition Agreement, except, in the case of this clause (y), an Acceptable Confidentiality Agreement or otherwise in compliance with Section 6.04(b) and Section 6.04(d).

(b)        Notwithstanding anything in this Agreement to the contrary, at any time prior to the Stockholder Approval, and subject to the Company’s or the Company Board’s or any committee thereof (including the Special Committee), as applicable, compliance with this Section 6.04 and Section 6.03, the Company Board may, if the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with its financial advisors and outside legal counsel), that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law, but only after complying with Section 6.04(d), (1) if (A) the Company has received a written Acquisition Proposal that the Company Board (acting on the recommendation of the Special Committee) or the Special Committee has concluded in good faith (after consultation with its financial advisors and outside legal counsel) is a Superior Proposal or (B) the Company Board (acting on the recommendation of the Special Committee) or the Special Committee has concluded in good faith (after consultation with its financial advisors and outside legal counsel) is an Intervening Event, make an Adverse Recommendation Change with respect to such Superior Proposal or Intervening Event, as applicable, or (2) in the case of clause (i) of this sentence only, terminate this Agreement pursuant to and in accordance with Section 8.01(i) in order to substantially simultaneously enter into a written definitive agreement for such Superior Proposal, in response to (i) a bona fide offer, inquiry, proposal or indication of interest with respect to a written Acquisition Proposal that did not result from a breach (other than a de minimis breach) of Section 6.03 or Section 6.04 and that the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal or (ii) any fact, event, change, development or circumstances not known (or reasonably foreseeable) by the Company Board or the Special Committee as of the date hereof, which fact, event, change, development or circumstances materially improves the business, assets, operations or prospects of the Company and its Subsidiaries, taken as a whole, becomes known to the Company Board or any committee thereof (including the Special Committee) after the date hereof and prior to the Stockholder Approval, and does not relate to (w) an Acquisition Proposal (or any matter relating thereto or consequence thereof), (x) any event, fact, circumstance, development or occurrence relating to Parent, Merger Sub or any of their respective Affiliates, (y) changes in the market price or trading volume of the Company Common Shares in and of themselves or (z) the fact, in and of itself, that the Company meets, exceeds, or fails to meet in any quantifiable respect, any internal or analyst’s projections, guidance, budgets, expectations, forecasts or estimates for any period (such material fact, event, change, development or circumstance, an “Intervening Event”).

(c)         Nothing contained in Section 6.03 or Section 6.04 shall prohibit the Company from (i) disclosing a position contemplated by Rule l4d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal, or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board or a committee thereof (including the Special Committee), after consultation with outside legal counsel, the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law or violate any disclosure requirements under Applicable Law; provided that, in each case, neither the Company nor the Company Board or a committee thereof (including the Special Committee) may make an Adverse Recommendation Change unless permitted by Section 6.04(b). In addition, it is understood and agreed that, for purposes of this Agreement, (A) a factually accurate public statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, (B) any “stop, look and listen” communication by the Company Board or a committee thereof (including the Special Committee) pursuant to Rule l4d-9(f) of the Exchange Act, or (C) any substantially similar communication to the stockholders of the Company, shall not, in and of itself, constitute an Adverse Recommendation Change or a proposal by the Company Board or a committee thereof (including the Special Committee) to withdraw or modify its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement.

(d)          Notwithstanding anything to the contrary contained in this Agreement, neither the Company Board, any committee thereof (including the Special Committee) nor the Company shall be entitled to make an Adverse Recommendation Change pursuant to Section 6.04(b) or take any actions contemplated by clause (2) of Section 6.04(b) unless:

(i)          the Company shall have provided to Parent prior written notice at least four Business Days in advance (the “Match Right Period” and such notice, the “Match Right Notice”), advising Parent that the Company intends to take such action (and specifying, in reasonable detail, the reasons for such action and the material terms and conditions or attaching an unredacted (subject to Section 6.03(e)(ii)) copy of all proposed agreements and other documents and information contemplated by Section 6.03(e) of any such Superior Proposal, if applicable (for the avoidance of doubt, whether such proposal has been received before or after the No-Shop Period Start), or details of such Intervening Event, as the case may be);

(ii)        during such Match Right Period, if requested by Parent, the Company and its Representatives shall have engaged in good faith negotiations with Parent regarding any modifications to the terms and conditions of this Agreement proposed by Parent in order to cause such Acquisition Proposal to no longer constitute a Superior Proposal or so that an Adverse Recommendation Change otherwise would no longer be necessary, as the case may be (including, in the event of any Acquisition Proposals that are not solely for cash consideration, sharing the value ascribed to any equity consideration by the Company Board or any committee thereof (including the Special Committee)); and

(iii)        the Company Board or any committee thereof (including the Special Committee) shall have considered any modifications to this Agreement and any other agreements that may be proposed in writing by Parent during the Match Right Period and upon the conclusion of the Match Right Period shall have determined in good faith, after consultation with its financial advisors and outside legal counsel, that, after giving effect to such modifications proposed by Parent, such Superior Proposal still constitutes a Superior Proposal (if applicable) and the failure to make the Adverse Recommendation Change would still reasonably be expected to be inconsistent with the fiduciary duties of the Company Board or any committee thereof (including the Special Committee) under Applicable Law.

It is understood and agreed that (x) any change to the financial terms (including the form, amount and timing of payment of consideration) or other material terms of such Superior Proposal that was previously the subject of a Match Right Notice and (y) any material development in an Intervening Event that was previously the subject of a Match Right Notice shall in each case require the Company to deliver to Parent a new Match Right Notice (provided, however, that in such event, each reference in this Section 6.04(d) to the Match Right Period shall be deemed to be a three Business Day period), during which time, the Company shall be required to comply with the requirements of this Section 6.04(d) anew with respect to such additional notice, including clauses (i) through (iii) above.

Section 6.05        Approval of Merger.

(a)        Preparation of Proxy Statement. As soon as practicable after the date hereof, the Company shall prepare and (subject to Parent’s timely performance of its obligations under Section 6.05(b)), promptly following the No Shop Period Start Date, shall cause to be filed with the SEC in preliminary form a proxy statement relating to the Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Unless there is an Adverse Recommendation Change pursuant to Section 6.04, the Proxy Statement shall include the Board Recommendation. The Company will cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement. The Company will use its reasonable best efforts to cause the Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and to satisfy all rules of NASDAQ. The Company shall, as promptly as reasonably practicable, notify Parent and Merger Sub upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement, and shall provide, as promptly as reasonably practicable, Parent and Merger Sub with copies of all material correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, and the Company shall provide Parent and Merger Sub and their respective counsel a reasonable opportunity to participate in any telephone conferences or meetings with respect to such comments as well as the formulation of any written response to any such written comments of the SEC or its staff. Prior to the filing of the Proxy Statement or the dissemination thereof to the Company’s stockholders, or responding to any comments of the SEC or the staff of the SEC with respect thereto, the Company shall provide Parent and Merger Sub and their Representatives a reasonable opportunity to review and to propose comments on such document or response and shall consider in good faith any comments so proposed. Parent and the Company shall each use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after filing.

(b)         Covenants of Parent with Respect to the Proxy Statement. Parent shall promptly provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Parent will cause the information relating to Parent or Merger Sub supplied by it in writing for inclusion in the Proxy Statement, at the time the Proxy Statement is first mailed to stockholders of the Company or of any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)       Mailing of Proxy Statement; Stockholders’ Meeting. The Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable (but in no event later than five Business Days) after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement (such date, the “Proxy Statement Clearance Date”).  The Company will take, in accordance with Applicable Law and the Company Governing Documents, all reasonable action necessary to establish a record date (selected after reasonable consultation with Parent) for and give notice of a meeting of its stockholders, for the purpose of seeking the Stockholder Approval (the “Stockholders’ Meeting”). The Company shall duly call, convene and hold the Stockholders’ Meeting (the date of which shall be selected after reasonable consultation with Parent) in accordance with DGCL and the applicable requirements of NASDAQ as promptly as reasonably practicable after the Proxy Statement Clearance Date; provided, however, that in no event shall such meeting be held later than 45 calendar days following the date the Proxy Statement is mailed to the Company’s stockholders and subject to any extension of such date from any adjournment or postponement made pursuant to the last sentence of this Section 6.05(c). Unless the Company Board (at the recommendation of the Special Committee) or the Special Committee shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected an Adverse Recommendation Change, the Company shall use reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and, in any event, shall ensure that all proxies solicited by or on behalf of the Company in connection with the Stockholders’ Meeting are solicited in compliance with all Applicable Laws and all rules of NASDAQ. Notwithstanding anything in this Agreement to the contrary, the Company may not adjourn or postpone the Stockholders’ Meeting except (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement required to be sent by Applicable Law or at the request of the SEC or its staff is provided to the holders of shares of Company Common Stock within a reasonable amount of time in advance of a vote on the adoption of this Agreement in order to give the holders of shares of Company Common Stock sufficient time to evaluate any information or disclosure contained in such supplement or amendment, (ii) with the consent of Parent, (iii) if the Company reasonably believes it is necessary and advisable to do so in order to solicit additional proxies in order to obtain the Stockholder Approval, or (iv) if, as of the time for which the Stockholders’ Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders’ Meeting; provided, however, that the Stockholders’ Meeting shall not be adjourned or postponed pursuant to the foregoing (A) by more than ten calendar days at a time, or (B) to a date that is later than 20 Business Days in the aggregate after the date on which the Stockholders’ Meeting was originally scheduled, in each case without the prior written consent of Parent. Subject to Section 6.04, the Company Board shall recommend that the holders of the Company Common Shares adopt this Agreement, and the Company shall (a) include the Board Recommendation in the Proxy Statement, (b) use its reasonable best efforts to obtain the Stockholder Approval and (c) otherwise comply in all material respects with all legal requirements applicable to such meeting. In no event will the record date of the Stockholders’ Meeting be changed without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), unless required by Applicable Law.

(d)         Amendments to Proxy Statement. If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries or its or their respective officers or directors should be discovered by the Company which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, it shall reasonably promptly inform Parent. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. Each of the Company and Parent shall cause all documents that such party is responsible for filing with the SEC in connection with the Merger to comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and, as applicable, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.06        Access to Information. From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.01, the Company shall, upon reasonable prior notice, give Parent and Merger Sub, their officers and employees and their authorized Representatives, reasonable access during normal business hours to the contracts, books, records, analyses, projections, financial and operating data and other information (including, for the avoidance of doubt, the work papers of the Company’s auditors to the extent Parent has executed a release in a form reasonably satisfactory to the Company’s auditors), plans, systems, senior management, employees, other Representatives, offices, assets and other facilities and properties of the Company as Parent or Merger Sub or their respective Representatives may from time to time reasonably request in writing. The terms of the Confidentiality Agreement shall apply to any information provided to Parent or Merger Sub pursuant to this Section 6.06. Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would (a) jeopardize the attorney-client privilege of the Company or (b) contravene any Applicable Law or any applicable antitrust principles or contractual restriction; provided, that the Company shall in such event use commercially reasonable efforts to make reasonable alternative arrangements to permit such access or disclosure in a way that does not violate such obligations or Applicable Law or would not result in the loss of such legal protections, including entering into a joint defense agreement in customary form.

Section 6.07       Notice of Certain Events; Stockholder Litigation. The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate as if made as of any time prior to the Effective Time, such that the conditions set forth in Section 7.02(a) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties, or the conditions to the obligations of the parties hereto. Furthermore, the Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Merger or the transactions contemplated hereby, (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby and (c) any Proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its directors which relate to this Agreement, the Merger or the transactions contemplated hereby. The Company shall keep Parent reasonably informed on a prompt basis with respect to the status of any such proceeding against the Company, its Subsidiaries or any officer or director thereof and provide Parent with such documentation and other information with respect thereto as Parent may reasonably request, shall afford Parent the opportunity to monitor any such proceedings (employing counsel of its choice for such purpose) and the right to consult and participate in the defense, negotiation or settlement of any such Proceedings, and the Company shall give reasonable and good faith consideration to Parent’s advice with respect to such proceedings. For the avoidance of doubt, the Company agrees that it shall not settle any such Proceedings relating to the transactions contemplated hereby without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

Section 6.08        Employee Benefit Plan Matters.

(a)         Effective as of the Effective Time and for a period of one year thereafter (or, if earlier, the date of a Affected Employee’s termination), Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company who continues to be employed by the Company, the Surviving Corporation or any of their Affiliates immediately after the Closing Date (the “Affected Employees”), (i) a base salary or regular hourly wage, whichever is applicable, and target short-term cash bonus opportunities and target sales and service cash incentive award compensation opportunities (excluding all deferred compensation, retention, change in control, transaction bonus, equity and equity-based compensation) that are no less favorable in the aggregate to what was provided to such Affected Employee by the Company immediately prior to the Effective Time and (ii) employee benefits (excluding deferred compensation, severance, retention, change in control, transaction bonus, long-term bonus or incentive, equity and equity-based compensation and defined benefit pension benefits and retiree health and welfare benefits (the “Excluded Benefits”)) that are, in the aggregate, substantially comparable to those provided to such Affected Employee (including all dependents) by the Company immediately prior to the Effective Time (excluding the Excluded Benefits under the Company Benefit Plans set forth on Section 4.13(a) of the Company Disclosure Schedule). Effective as of the Effective Time and thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, that periods of employment with the Company (including, without limitation, any current or former Affiliate of the Company or any predecessor of the Company) and any other periods of service recognized under any Company Benefit Plan shall be taken into account for purposes of determining, as applicable, the eligibility for participation of each Affected Employee in, the vesting of rights and benefits by each Affected Employee under, and the determination of level or amount of benefits under any paid time off plan payable to or accrued by each Affected Employee under the analogous employee benefit plans maintained or contributed to by Parent or an Affiliate of Parent for the benefit of the Affected Employees, other than defined benefit pension plans, severance plans and retiree health and welfare plans; provided, that no such service credit shall be recognized to the extent that it would result in a duplication of benefits with respect to the same period of services. Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts to (x) reduce any period of limitation on health benefits coverage of Affected Employees due to pre-existing conditions (or actively at work or similar requirements) under the corresponding health benefits plan of Parent or an Affiliate of Parent, (y) waive any and all eligibility waiting periods and evidence of insurability requirements to the extent not applicable under the corresponding plans with respect to such Affected Employees to the extent that any applicable eligibility waiting periods or evidence of insurability requirements under the corresponding health benefit plans were waived or satisfied (or deemed to be satisfied) with respect to the Affected Employees under such health benefit plans and (z) credit each Affected Employee with all deductible payments, co-payments, and other out-of-pocket payments paid by such employee under the corresponding health benefit plans of the Company or its Affiliates prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Parent or an Affiliate of Parent for such year, in each case, to the extent such pre-existing condition limitation or eligibility requirement was met or otherwise not applicable under the corresponding Company Benefit Plan. Neither the Merger nor any other transaction contemplated hereby shall affect any Affected Employee’s accrual of, or right to take, any accrued but unused personal, sick or vacation time applicable to such Affected Employee immediately prior to the Effective Time.

(b)         Nothing in this Agreement shall confer upon any Affected Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Affected Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any Affiliate of Parent and the Affected Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.08(b) shall (x) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or Parent employee benefit plan or limit the ability of Parent, the Surviving Corporation or any Affiliate of Parent to amend, modify or terminate any benefit or compensation plan, program, policy, contract, agreement or arrangement at any time, or (y) create any third party rights in any current or former employee or service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

Section 6.09      State Takeover Laws. After the date hereof, each of Parent, Merger Sub, the Company and the Company Board, or an appropriate committee thereof, as applicable, shall take all action within their power to ensure that no “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under state or federal law will be applicable to the Company, the Merger or any other transaction contemplated hereby. If any “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under state or federal law becomes or is deemed to become applicable to the Company, the Merger or any other transaction contemplated hereby, then the Company, the Company Board or an appropriate committee thereof, as applicable, shall use reasonable best efforts to grant such approvals and take such actions as are necessary so that the Merger and other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use its reasonable best efforts to render the restrictions imposed by such statute (or the relevant provisions thereof) inapplicable to the foregoing; provided, that for the avoidance of doubt, the requested action(s) shall have no meaningful adverse impact on the transactions contemplated hereby.

Section 6.10        Director and Officer Liability.

(a)       Parent shall cause the Surviving Corporation to honor and fulfill in all respects the obligations of the Company to the fullest extent permissible under Applicable Law, under the Company Governing Documents and the organizational documents of the Company’s Subsidiaries, in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof that were made available to Parent (the “Indemnification Agreements”) to the directors and officers covered by such Company Governing Documents, the organizational documents of the Subsidiaries of the Company or Indemnification Agreements (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring up to and including the Effective Time, including in connection with the approval of this Agreement and the transactions contemplated hereby.

(b)         Without limiting the provisions of Section 6.10(a) for a period of six years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to: (i) indemnify and hold harmless each Covered Person against and from any costs, fees or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to any action or omission or alleged action or omission in such Covered Person’s capacity as such; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt, to the extent required by the DGCL, of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified, in each case, to the extent the Company is required to do so and on the same terms provided in the Company Governing Documents as of the date hereof.

(c)        For a period of six years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to the Effective Time than are currently set forth in the Company Governing Documents and the organizational documents of the Company’s Subsidiaries. The Indemnification Agreements with Covered Persons that survive the Merger shall continue in full force and effect in accordance with their terms for a period no shorter than six years after the Effective Time.

(d)         Effective as of the Effective Time, the Company shall purchase, at a price not to exceed 300% of the amount per annum the Company paid for such insurance in its last full fiscal year prior to the date of this Agreement (the “Current Premiums”), a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed by Covered Persons at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the existing Company’s and its Subsidiaries’ existing directors’ and officers’ liability policy as of the date hereof, and in all other material respects shall be comparable to such existing coverage). If the Company fails to timely purchase such prepaid “tail” or “runoff” policy, then either (i) Parent shall purchase such “tail” or “runoff” policy on behalf of the Company or the Surviving Corporation or (ii) the Surviving Corporation shall substitute therefor policies of at least the same coverage containing terms and conditions that are not less favorable with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend pursuant to this Section 6.10(d) more than an amount per year equal to 300% of the Current Premiums and if such premiums for such insurance would at any time exceed 300% of the Current Premiums of such insurance programs, then Parent or the Surviving Corporation shall cause to be maintained policies of insurance that, in Parent’s or the Surviving Corporation’s good faith judgement, provide the maximum coverage available at an annual premium equal to 300% of the Current Premiums.

(e)         In the event, during the period six years after the Effective Time, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, the Parent shall cause such continuing or surviving corporation or entity or transferee of such assets, as the case may be, to assume all of the applicable obligations set forth in this Section 6.10.

(f)         The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.10, and this Section 6.10 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

Section 6.11        Consents and Approvals.

(a)          Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any Applicable Law to consummate and make effective the transactions contemplated hereby as promptly as practicable, but in no event later than the End Date, (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, clearances approvals, authorizations or orders required to be obtained or made by Parent, Merger Sub or the Company or any of their respective Subsidiaries, or avoid any action or proceeding by any Governmental Authority (including, without limitation, those in connection with the HSR Act and any other antitrust or competition Applicable Law or regulation) (the “Required Governmental Approvals”), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) make or cause to be made the applications or filings required to be made by Parent, Merger Sub or the Company or any of their respective Subsidiaries under or with respect to the HSR Act, which filing shall be made within ten Business Days of the date hereof, any other applicable Required Governmental Approvals or any other Applicable Law in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iv) comply at the earliest reasonably practicable date with any request under or with respect to the HSR Act, any other Required Governmental Approvals and any such other Applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Authority in connection with such applications or filings or the transactions contemplated hereby, and (v) permit the other party to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed material written or oral communication with any Governmental Authority including all reasonable additions, deletions or changes suggested by the other party in connection with, making (A) any material communication or filing under or with respect to the HSR Act, any other Required Governmental Approvals or any such other Applicable Law and (B) any material communications, filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Authority. Each party shall not participate in any substantive meeting or have any substantive communication with any Governmental Authority unless, to the extent permitted by Applicable Law, it has given the other party a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate therein. To the extent permitted by Applicable Law, each party shall promptly notify the other of, and if in writing, furnish the other with copies of any material communications from, with, or to any Governmental Authority in connection with the transactions contemplated hereby; provided however, that such materials may be shared only among outside counsel or may be redacted as necessary to address reasonable legal privilege or confidentiality concerns and/or to remove references concerning valuation of the transaction or to avoid disclosure of other competitively sensitive information.

(b)         Notwithstanding the foregoing, Parent and the Company acknowledge that the Bureau of Competition of the Federal Trade Commission has recently begun the practice of sending a letter (a “Pre-consummation Warning Letter”) to Persons filing notifications under the HSR Act stating that although the waiting period under the HSR Act for the proposed transaction will soon expire, the staff of the Federal Trade Commission’s Bureau of Competition has not yet completed its non-public investigation of the proposed transaction and that if the parties close the proposed transaction before the Federal Trade Commission has completed its investigation, they do so at their own risk inasmuch as the Federal Trade Commission may challenge the proposed transaction, even after the HSR Act waiting period has expired. For the avoidance of doubt, Parent and the Company agree that the receipt by either or both of them of a Pre-consummation Warning Letter or other verbal or written communications from the staff of the Federal Trade Commission or Antitrust Division of the United States Department of Justice to the same effect shall not constitute grounds for the assertion that a condition to closing under Article 7 has not been satisfied.

(c)        Each of the Company and Parent shall, and Parent shall cause its Subsidiaries to, furnish to the other party all information necessary for any application or other filing to be made in connection with the transactions contemplated hereby. Each of the Company and Parent shall promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such application or filing. If a party hereto intends to independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting and invite Representatives of the other party to participate in the meeting with the Governmental Authority unless prohibited by such Governmental Authority. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

(d)        Prior to the Closing, the Company shall give any notices to third parties counterparty to any Contracts to which the Company or any of its Subsidiaries is a party set forth on Section 6.11(d) of the Company Disclosure Schedule, and shall use its commercially reasonable efforts to obtain consents and waivers with respect to such Contracts set forth on Section 6.11(d) of the Company Disclosure Schedule prior to the Closing (which may or may not be obtained); provided, however, that in no event will Parent or any of its Subsidiaries be required, and in no event shall the Company prior to the Effective Time, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), pay any fee, penalty or other consideration or make any accommodation to any third party to obtain any consent, approval or waiver required with respect to any such Contract.

(e)        If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging the transactions contemplated hereby as violative of any Applicable Law, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate and use their reasonable best efforts to contest and resist any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the transactions contemplated hereby.

(f)          Parent shall vote (or act by written consent with respect to) all of the shares of capital stock of Merger Sub beneficially owned by it or any of its Subsidiaries or Affiliates in favor of the adoption of this Agreement in accordance with Applicable Law.

(g)        Neither Parent nor Merger Sub shall, nor shall they permit their respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition, could reasonably be expected to increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Merger or the other transactions contemplated by this Agreement.

Section 6.12       Public Announcements. The initial press release relating to this Agreement shall be a joint press release mutually agreed and issued by the Company and Parent. Neither the Company nor Parent, nor any of their respective controlled Affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement (including any announcement to officers or employees of the Company or its Subsidiaries) without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such party determines, after consultation with counsel, that it is required by Applicable Law, legal proceeding, or by any listing agreement with or the listing rules of NASDAQ or any other national securities exchange or trading market to which the relevant party is subject, to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide advance notice and an opportunity to the other party to review and comment upon such press release or other announcement; provided, however, that notwithstanding the foregoing, neither the Company nor Parent shall not be required to consult with the other party before issuing any press release or making any other public statement with respect to an Adverse Recommendation Change effected in accordance with Section 6.04 or with respect to the Company’s receipt and consideration of any Acquisition Proposal except as required by Section 6.04(d); provided, further, neither the Company, on the one hand, nor Parent or the Merger Sub, on the other hand, shall be required to consult with the other before issuing any press release or making any other public statement with respect to the termination of this Agreement and the effects or consequences thereof if this Agreement has been terminated in accordance with Section 8.01; provided, further, each party hereto and their respective controlled Affiliates may make disclosures or statements that are substantially the same as previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.12 and do not contain any information relating to the Company, Parent, Merger Sub or the transactions contemplated by this Agreement that has not been previously announced or made public in accordance with the terms of this Section 6.12.

Section 6.13        Section 16 Matters. Parent and the Company agree that, in order to most effectively compensate and retain those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Merger, prior to and after the Effective Time, it is desirable that such Persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by Applicable Law in connection with the transactions contemplated by this Agreement and, for that compensatory and retentive purpose, agree to the provisions of this Section 6.13. Accordingly, promptly after the date hereof, the Company shall take all such steps as may be required to cause any dispositions of shares of Company Common Stock resulting from the transactions contemplated by this Agreement (including derivative securities of such Company Common Shares) by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Applicable Law.

Section 6.14      Confidentiality. Parent and the Company hereby acknowledge and agree to continue to be bound by the non-disclosure and other restrictions under the Confidentiality Agreement, dated as of January 29, 2022, between Parent and the Company (the “Confidentiality Agreement”) with respect to information provided hereunder; provided, that the Confidentiality Agreement shall terminate upon the Closing.

Section 6.15        Stock Exchange Delisting. The Company shall cooperate with any reasonable request of Parent, and in respect thereof use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and rules and policies of NASDAQ to enable (a) delisting by the Surviving Corporation of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time and (b) the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time (and, in any event, within ten days after the Closing Date).

Section 6.16        Financing.

(a)         To the extent the proceeds of the Debt Financing are required to consummate the Merger and the other transactions contemplated hereby, Parent shall use its reasonable best efforts to consummate the Debt Financing on the terms and conditions thereof (as the same may be amended or otherwise modified in accordance with the terms of this Section 6.16 and including any “market flex” provisions thereof) on or prior to the Closing Date, including (i) (1) maintaining in effect the Debt Letters and complying with all of their respective material obligations thereunder to the extent required as a condition to the Debt Financing and (2) negotiating and entering into definitive agreements with respect to the Debt Financing reflecting the terms contained in the Debt Letters (including any “market flex” provisions thereof) (or with other terms agreed by Parent and the Debt Financing Sources, subject to the restrictions on amendments and other modifications of the Debt Letters set forth below) (any such agreements, the “Definitive Financing Agreements”), so that such agreements are in effect no later than the Closing and (ii) satisfying on a timely basis all the conditions to the Debt Financing and the Definitive Financing Agreements related thereto that are applicable to Parent and the Merger Sub that are within their control.

(b)         To the extent the proceeds of the Debt Financing are required to consummate the Merger and the other transactions contemplated hereby: (i) in the event that all conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived or, upon funding shall be satisfied or waived, Parent shall use its reasonable best efforts to cause the Debt Financing Sources to fund the Debt Financing in accordance with its terms on the Closing Date; provided that, in no event shall Parent, Merger Sub or any of their respective Affiliates have any obligation to institute any claim, action suit or proceeding against any Debt Financing Related Party in connection with the obligations set forth in this Section 6.16, (ii) Parent shall not take or refrain from taking, directly or indirectly, any action (to the extent within its control) that would reasonably be expected to result in a failure of any of the conditions contained in the Debt Letters or in any Definitive Financing Agreement and (iii) Parent shall not object to the utilization of any “market flex” provisions by any Debt Financing Source.

(c)         Upon reasonable written request by the Company from time to time, Parent shall keep the Company reasonably informed on a current and timely basis of the status of Parent’s efforts to obtain the Debt Financing and to satisfy the conditions thereof, including providing drafts of all material definitive agreements related to the Debt Financing a reasonable period of time prior to their execution or use and giving the Company prompt notice if Parent receives written notice of (i) any material breach or default (or alleged or purported material breach or default) by any party to the Debt Letters or (ii) any termination or repudiation (or alleged or purported termination or repudiation) of the Debt Letters. Notwithstanding the foregoing, in no event will Parent or Merger Sub be under any obligation to disclose any information that is subject to applicable legal privileges (including the attorney-client privilege) or binding obligation of confidentiality to a third party (it being understood that the Debt Letters, documents relating to any Substitute Financing and Definitive Financing Agreements shall include confidentiality provisions that permit disclosure to the Company (other than with respect to fee amounts, pricing caps, the rates and amounts included in the “market flex” and other economic provisions (none of which could affect the conditionality, principal amount or availability of the Debt Financing or Substitute Financing)); provided that, in the event Parent or Merger Sub do not provide information in reliance on the exclusions in this sentence, Parent and Merger Sub shall use commercially reasonable efforts to provide notice to the Company promptly upon obtaining knowledge that such information is being withheld, and use commercially reasonable efforts to communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions.

(d)         Parent may amend, modify, terminate, assign, replace or agree to any waiver under the Debt Letters (including to add lenders, arrangers, agents, bookrunners, managers and other financing sources) without the prior written approval of the Company; provided that Parent shall not, without Company’s prior written consent, permit any such amendment, modification, assignment, termination, replacement or waiver to be made to, or consent to any waiver of, any provision of or remedy under the Debt Letters which would (1) reduce the aggregate amount of the Debt Financing such that the aggregate funds that would be available to Parent on the Closing Date, together with the Equity Commitment (as defined in the Equity Commitment Agreement) under the Equity Commitment Agreement by the Sponsors, would not be sufficient to pay the Aggregate Merger Consideration, (2) impose new or additional conditions to the Debt Financing or (3) otherwise expand, amend, modify or waive any provision of the Debt Letters in a manner that in any such case in this clause (3) would reasonably be expected to (A) materially delay or make less likely the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date, (B) materially and adversely impact the ability of Parent to enforce its rights against the Debt Financing Sources or any other parties to the Debt Letters or the definitive agreements with respect thereto or (C) adversely affect in any material respect the ability of Parent to timely consummate the Merger and the other transactions contemplated hereby. For purposes of this Agreement, (1) the term “Debt Financing” shall be deemed to include the financing contemplated by the Debt Letters, as amended, replaced, supplemented, modified or waived in accordance with this Section 6.16(d) or Section 6.16(e), and (2) the term “Debt Letters” shall be deemed to include the Debt Letters as may be amended, replaced, supplemented, modified or waived in accordance with this Section 6.16(d) and any commitment letters and/or fees letters related to any Substitute Financing entered into in accordance with Section 6.16(e). Parent shall promptly after execution deliver to the Company copies of any material amendment, modification, or waiver or any replacement of the Debt Letters (provided that any fee letter may be redacted to remove only the fee amounts, pricing caps, the rates and amounts included in the “market flex” and other economic provisions (none of which could affect the conditionality, principal amount or availability of the Debt Financing)).

(e)         If funds in the amounts set forth in the Debt Letters, or any portion thereof, become unavailable except as a result of a reduction in commitments under the Debt Letters as permitted under Section 6.16(d), to the extent the proceeds of the Debt Financing are required to consummate the Merger and the other transactions contemplated hereby, Parent shall, as promptly as practicable following the occurrence of such event, (i) notify the Company in writing thereof, (ii) use its reasonable best efforts to obtain substitute financing sufficient to enable Parent to consummate the Merger and the other transactions contemplated hereby in accordance with its terms and otherwise on conditions no less favorable in the aggregate to Parent than as set forth in the Debt Commitment Letter (the “Substitute Financing”); provided, that the documentation in respect of such Substitute Financing shall not include any provision that would reasonably be expected to materially delay or prevent the effectiveness or initial funding of the Debt Financing (or satisfaction of the conditions to obtaining any portion of the initial funding of the Debt Financing) at the Closing or materially impair the ability or likelihood of the Closing or Parent and Merger Sub’s ability to timely consummate the Merger and the other transactions contemplated hereby; provided, further, that Parent and Merger Sub shall use reasonable best efforts to cause the Substitute Financing and the documentation in connection therewith to not impose conditions that are more onerous as compared to the terms of the Debt Financing being replaced and (iii) use its reasonable best efforts to obtain a new financing commitment letter that provides for such Substitute Financing and, promptly after execution thereof, deliver to the Company true, complete and correct copies of the new commitment letter and the related fee letters (in redacted form reasonably satisfactory to the Persons providing such Substitute Financing removing only the fee amounts, pricing caps, the rates and amounts included in the “market flex” and other economic provisions (none of which could affect the conditionality, principal amount or availability of the Debt Financing)); provided, that Parent shall not be required to obtain financing that includes terms and conditions materially less favorable (taking into account any “market flex” provision) to Parent (as determined in the reasonable judgment of Parent) relative to those in the Debt Financing being replaced.

(f)        To the extent necessary for Parent to fulfill its obligations under this Agreement, Parent shall promptly take all actions to cause the funding of the Equity Commitment under the Equity Commitment Agreement by the Sponsors, solely to the extent the conditions to the funding of the Equity Commitment by the Sponsors pursuant to the Equity Commitment Agreement have been satisfied in accordance with the terms thereof. Notwithstanding anything in this Agreement to the contrary, Parent shall not amend, modify or supplement any of the terms or conditions of (or otherwise waive any rights under) the Equity Commitment Agreement in a manner adverse to Parent or the Company or otherwise terminate the same without the prior written consent of the Company.

(g)        Notwithstanding anything to the contrary contained herein nothing contained in this Agreement, including this Section 6.16, shall (i) be interpreted to mean that receipt of the Financing is a condition to the obligation of Parent or Merger Sub to consummate the transactions contemplated by this Agreement (ii) require, and in no event will the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (x) seek the Equity Financing from any source other than a counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Agreement or (y) pay any fees in excess of those contemplated by the Equity Commitment Agreement or the Debt Commitment Letter.

Section 6.17        Financing Cooperation.

(a)         From the date hereof until the Closing (or the earlier termination of this Agreement pursuant to Article 8), subject to the limitations set forth in this Section 6.17, and unless otherwise agreed in writing by Parent, the Company will, and will cause its Subsidiaries to, and will cause its and their respective Affiliates, employees, directors, officers, agents and other representatives to, use reasonable best efforts to cooperate with Parent in a timely manner as reasonably requested by Parent in connection with Parent’s arrangement of the Debt Financing (it being agreed that, solely for purposes of this Section 6.17 and the use of the term Debt Financing Source in this Section 6.17, “Debt Financing” shall include any Substitute Financing and any alternative equity or debt financings (i) all or a portion of which will be used to fund the Aggregate Merger Consideration or (ii) which is intended to fund the operations of the Company after the Closing). Such cooperation will include using reasonable best efforts to:

(i)         cooperate with the marketing efforts of Parent and the Debt Financing Sources for all or any part of the Debt Financing, including making appropriate officers reasonably available, with appropriate advance notice, for participation in lender or investor meetings, due diligence sessions, meetings with ratings agencies and road shows, and reasonable assistance in the preparation of confidential information memoranda, private placement memoranda, prospectuses, lender and investor presentations, and similar documents as may be reasonably requested by Parent or any Debt Financing Source, in each case, with respect to information relating to the Company and its Subsidiaries in connection with such marketing efforts;

(ii)         furnish Parent and the Debt Financing Sources with the Required Financial Information and any other financial and other pertinent information with respect to the Company and its Subsidiaries as is reasonably requested by Parent or any Debt Financing Source and is customarily (A) required for the marketing, arrangement, extension and syndication of financings similar to the Debt Financing or (B) used in the preparation of customary offering or information documents or rating agency, lender presentations or road shows relating to the Debt Financing;

(iii)       request that the Company’s independent accountants participate in drafting sessions and accounting due diligence sessions and cooperate with the Debt Financing (including as set forth in the Debt Letters) or in connection with a customary offering of securities, including the type described in the Debt Commitment Letter, consistent with their customary practice, including requesting that they provide customary consents and comfort letters (including “negative assurance” comfort) to the extent required in connection with the marketing and syndication of the Debt Financing (including as set forth in the Debt Letters as in effect on the date of this Agreement) or as are customarily required in an offering of securities of the type contemplated by the Debt Financing;

(iv)        provide customary authorization and representation letters related to the Debt Financing and obtaining or providing certificates as are customary in financings of such type and other customary documents (other than legal opinions and reliance letters) relating to the Debt Financing as reasonably requested by Parent;

(v)         furnish all documentation and other information required by a Governmental Authority or any Debt Financing Source under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), and/or the requirements of 31 C.F.R. § 1010.230 at least five Business Days prior to the anticipated Closing Date to the extent reasonably requested by Parent;

(vi)         assist Parent in obtaining any credit ratings from rating agencies contemplated by the Debt Letters;

(vii)       obtain such consents, waivers, estoppels, approvals, authorizations and instruments which may be reasonably requested by Parent in connection with the Debt Financing;

(viii)      take all reasonable and customary organizational action, subject to the occurrence of the Closing, reasonably requested by Parent and necessary to permit and/or authorize the consummation of the Debt Financing;

(ix)        execute and deliver any customary credit agreements, pledge and security documents, guarantees and other definitive financing documents, and any customary closing certificates and documents (other than legal opinions and reliance letters) as may be reasonably requested by Parent, assist in the negotiation of any such agreements and other documents, and take such action as may be reasonably requested by Parent and the Debt Financing Sources to facilitate the attachment or perfection of the Debt Financing Sources’ security interest in the collateral securing the Debt Financing in each case to the extent within the control of the Company and its Subsidiaries and reasonably requested by Parent to facilitate the satisfaction of conditions precedent to obtaining the Debt Financing; provided that, any obligations contained in all such agreements and documents shall be subject to the occurrence of the Closing and shall be effective no earlier than the Closing Date;

(x)         facilitate the obtaining of payoff letters, releases of guarantees and lien terminations (including with respect to the Company Existing Credit Facility) as reasonably requested by Parent and customary for financings similar to the Debt Financing; and

(xi)       deliver to Parent such information with respect to the Company and its Subsidiaries as is reasonably available and customary or required for the completion or delivery of schedules and opinions in connection with the Debt Financing;

provided, that nothing in this Agreement shall require the Company to cause the delivery of (1) legal opinions or reliance letters, (2) any certificate as to solvency or any other certificate necessary for the Debt Financing, other than as contemplated by Section 6.17(a)(iv) and Section 6.17(a)(ix); provided that any such certificate shall be subject to the occurrence of the Closing and shall be effective no earlier than the Closing Date, (3) any pro forma financials or (4) any other financial information in a form not customarily prepared by the Company with respect to such period.

(b)        Notwithstanding anything to the contrary contained in this Agreement (including this Section 6.17): (i) nothing in this Agreement (including this Section 6.17) shall require any such cooperation to the extent that it would (1) require the Company to pay any commitment or other fees, reimburse any expenses or otherwise incur any liabilities or give any indemnities prior to the Closing, (2) unreasonably interfere with the ongoing business or operations of the Company or any of its Subsidiaries, (3) require the Company or any of its Subsidiaries to enter into or approve any agreement or other documentation effective prior to the Closing, (4) result in any conflict with the Company Certificate, the Company Bylaws or the governing documents of any of the Company’s Subsidiaries, (5) reasonably be expected to result in a material violation or breach of, or a material default (with or without notice, lapse of time or both) under, any material Contract to which the Company or any of its Subsidiaries is a party, including this Agreement, (6) reasonably be expected to result in a violation of Applicable Law (including with respect to privacy of employees) or (7) reasonably be expected to threaten the loss of any attorney-client privilege or other applicable legal privilege; and (ii) no action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses) of the Company or any of its Subsidiaries or their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than customary authorization and representation letters) shall be effective until the Closing. The Company hereby consents to the use of its logos in connection with the Debt Financing in a form and manner mutually agreed with the Company; provided, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or the reputation or goodwill of any of the foregoing.

(c)        PARENT SHALL (I) PROMPTLY UPON REQUEST BY THE COMPANY, REIMBURSE THE COMPANY FOR ALL OF ITS REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES AND EXPENSES (INCLUDING REASONABLE AND DOCUMENTED FEES AND EXPENSES OF COUNSEL AND ACCOUNTANTS) INCURRED BY THE COMPANY, ITS SUBSIDIARIES OR ANY OF ITS OR THEIR REPRESENTATIVES IN CONNECTION WITH ANY COOPERATION CONTEMPLATED BY THIS SECTION 6.17 AND (II) INDEMNIFY AND HOLD HARMLESS THE COMPANY, ITS SUBSIDIARIES AND ITS AND THEIR REPRESENTATIVES AGAINST ANY CLAIM, LOSS, DAMAGE, INJURY, LIABILITY, JUDGMENT, AWARD, PENALTY, FINE, COST (INCLUDING COST OF INVESTIGATION), EXPENSE (INCLUDING REASONABLE AND DOCUMENTED FEES AND EXPENSES OF COUNSEL AND ACCOUNTANTS) OR SETTLEMENT PAYMENT INCURRED AS A RESULT OF, OR IN CONNECTION WITH, SUCH COOPERATION OR THE DEBT FINANCING AND ANY INFORMATION USED IN CONNECTION THEREWITH OTHER THAN THOSE CLAIMS, LOSSES, DAMAGES, INJURIES, LIABILITIES, JUDGMENTS, AWARDS, PENALTIES, FINES, COSTS, EXPENSES AND SETTLEMENT PAYMENT ARISING OUT OF OR RESULTING FROM THE GROSS NEGLIGENCE, FRAUD, BAD FAITH OR WILLFUL MISCONDUCT OF THE COMPANY OR ANY OF ITS REPRESENTATIVES AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION.

ARTICLE 7
CONDITIONS TO THE MERGER

Section 7.01      Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of, on or prior to the Closing, of the following conditions:

(a)          the Stockholder Approval shall have been obtained;

(b)         no Governmental Authority having jurisdiction over any party shall have issued any Order or other action that is in effect restraining, enjoining or otherwise prohibiting the consummation of the Merger and no Applicable Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited; and

(c)        the applicable waiting period (and any extension thereof, subject to Section 6.11) applicable to the Merger under the HSR Act shall have expired or been terminated.

Section 7.02      Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby is subject to the satisfaction, or, to the extent permitted by Applicable Law, waiver by Parent, on or prior to the Closing, of the following conditions:

(a)         the representations and warranties of the Company set forth in: (i) Section 4.07(b) (Absence of Certain Changes.), shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date, (ii) Section 4.04 (Capitalization.) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any representation or warranty that is expressly made as of a specified date, in which case such representation or warranty shall be true and correct only as of such specified date), except for de minimis inaccuracies, (iii) Section 4.01 (Organization and Good Standing.), Section 4.02 (Corporate Authorization.), Section 4.03(a)(i) (Consents and Approvals; No Violations.), Section 4.23 (Brokers’ Fees.) and Section 4.24 (Opinion of the Opinion Advisor.) shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for any representation or warranty that is expressly made as of a specified date, in which case such representation or warranty shall be so true and correct only as of such specified date), and (iv) Article 4 (other than the representations and warranties referred to in the foregoing clauses (i), (ii) and (iii)) shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as such date (except for any such representation or warranty that is expressly made as of a specified date, in which case such representation or warranty shall be so true and correct only as of such specified date), except in the case of this clause (iv) only, where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b)         the Company shall have performed and complied in all material respects with all covenants, obligations and agreements required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date;

(c)         since the date of this Agreement, no Company Material Adverse Effect shall have occurred; and

(d)         Parent shall have received at the Closing a certificate signed on behalf of the Company by an authorized officer of the Company certifying that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied.

Section 7.03        Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger and the other transactions contemplated hereby is subject to the satisfaction, or, to the extent permitted by Applicable Law, waiver by the Company, on or prior to the Closing, of the following conditions:

(a)        the representations and warranties of Parent and Merger Sub set forth in: (i) Section 5.01 (Existence and Power.), Section 5.02 (Authorization.), Section 5.03(a) (Consents and Approvals; No Violations.) and Section 5.10 (Brokers’ Fees.) shall be true and correct in all material respects (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent any such representation or warranty expressly relates to a specified date, in which case such representation or warranty shall be so true and correct only on and as of such specific date), and (ii) Article 5 (other than the representations and warranties referred to in the foregoing clause (i)) hereof shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are made on and as of a specified date, in which case such representation or warranty shall be so true and correct only as of such specified date), except in the case of this clause (ii) only, where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b)        each of Parent and Merger Sub shall each have performed in all material respects all covenants, obligations and agreements required to be performed by it under this Agreement at or prior to the Closing Date; and

(c)         the Company shall have received at the Closing a certificate signed on behalf of Parent by an authorized officer of Parent certifying that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

ARTICLE 8
TERMINATION

Section 8.01         Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing:

(a)          by mutual written agreement of the Company and Parent (notwithstanding any approval of this Agreement by the stockholders of the Company);

(b)         by either Parent or the Company, upon written notice to the other party, if the Merger has not been consummated on or before December 31, 2023 (the “End Date”); provided, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose material breach of any provision of this Agreement has been the primary cause of the failure of the conditions to Closing set forth in Article 7 to be satisfied (it being understood that Parent’s or Merger Sub’s failure to close solely as a result of the unavailability of the Debt Financing to be funded at Closing which failure shall not have resulted from a material breach by Parent or Merger Sub of this Agreement shall not limit Parent’s termination right pursuant to this Section 8.01(b));

(c)          by either Parent or the Company, upon written notice to the other party, if (iv) any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order or taken any other final action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement (notwithstanding any approval of this Agreement by the stockholders of the Company); provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.01(c)(i) shall not have (x) breached in any material respects its obligations under Section 6.11 and (y) been the primary cause of such Order due to failure to perform any such obligations; or (v) any Applicable Law shall have been enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement that prohibits, makes illegal or enjoins consummation of the transactions contemplated by this Agreement (notwithstanding any approval of this Agreement by the stockholders of the Company);

(d)         by either Parent or the Company, upon written notice to the other party, if the Stockholder Approval has not been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Stockholders’ Meeting (or any adjournment or postponement thereof), which shall have been duly convened and at which a vote on the adoption of this Agreement has been taken;

(e)       by Parent, upon written notice to the Company, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.02 not being satisfied and (ii) if capable of being cured, has not been cured prior to the earlier of the End Date or the 30th calendar day following Parent’s delivery of written notice describing such breach to the Company; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.01(e) if, at the time of such termination, either Parent of Merger Sub is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement so as to cause the conditions set forth in Section 7.03 not to be satisfied;

(f)          by the Company, upon written notice to Parent, in the event of a breach by Parent or Merger Sub of any representation, warranty, covenant or other agreement contained herein that (i) would result in any condition set forth in Section 7.03 not being satisfied and (ii) if capable of being cured, has not been cured prior to the earlier of the End Date or the 30th calendar day following the Company’s delivery of written notice describing such breach to Parent; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.01(f) if, at the time of such termination, the Company is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement so as to cause the conditions set forth in Section 7.02 not to be satisfied;

(g)        by the Company, if (i) all of the conditions set forth in Sections 7.01 and 7.02 have been and continue to be satisfied during the three Business Day period described below or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied assuming a Closing would occur), (ii) at least three Business Days prior to such termination, the Company has given written notice to Parent and Merger Sub irrevocably confirming that it is prepared and stands ready, willing and able to consummate the Closing during such three Business Day period and that all of the closing conditions set forth in Section 7.03 have been satisfied or irrevocably waived (other than those conditions that by their terms are to be satisfied at the Closing) and (iii) Parent and Merger Sub fail to consummate the transactions contemplated by this Agreement on or before the later of the date on which the Closing should have occurred pursuant to Section 2.01 and the end of such three Business Day period;

(h)         by Parent, upon written notice to the Company, if, prior to the Stockholder Approval, (i) the Company Board or any committee thereof (including the Special Committee) shall have effected an Adverse Recommendation Change; provided, however, the exercise of such termination right by Parent must occur within ten Business Days after the Adverse Recommendation Change; or (ii) the Company shall have Willfully Breached its covenants set forth in Section 6.03 or Section 6.04; or

(i)         by the Company, upon prior written notice to Parent, if prior to the Stockholder Approval, the Company Board or any committee thereof (including the Special Committee) shall have effected an Adverse Recommendation Change in order to authorize the entry into an Alternative Acquisition Agreement in connection with a Superior Proposal in accordance with Section 6.04 (with such agreement being entered into substantially concurrently with the termination of this Agreement).

Section 8.02         Effect of Termination; Payment of Termination Fee.

(a)       If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect without liability of any party (or any Representative of such party) to each other party hereto (or any shareholder, director, officer, employee, agent, consultant or representative of such party); provided, however, that the Confidentiality Agreement, the provisions of Section 6.12, Section 6.14, Section 6.17(c), this Section 8.02 and Article 9 (other than Section 9.09(b)) shall survive any termination hereof pursuant to Section 8.01. Notwithstanding anything to the contrary provided in this Agreement, including in the foregoing provisions of this Section 8.02(a), but subject in each case to Section 8.02(b), nothing shall relieve any party hereto from liability for a Willful Breach of its covenants or agreements set forth in this Agreement prior to such termination; provided however, that in no event will the Parent Related Parties have any liability for monetary damages, including damages for fraud, intentional failure to fulfill a condition to the performance of the obligations of any other party, Willful Breach, monetary damages in lieu of specific performance or otherwise) in the aggregate in excess of an amount equal to the sum of (x) the Parent Termination Fee, if any, due and owing to the Company pursuant to Section 8.02(c), plus (y) the Enforcement Costs, if any, due and owing to the Company pursuant to Section 8.02(c) (the “Maximum Liability Amount”).

(b)         In the event that:

(i)          this Agreement is terminated (A) by Parent pursuant to Section 8.01(h) (Adverse Recommendation Change), (B) by Parent or the Company pursuant to Section 8.01(d) (Failure to Obtain Stockholder Approval) if, at the time of such termination pursuant to Section 8.01(d), Parent would have been entitled to terminate this Agreement pursuant to Section 8.01(h);

(ii)         this Agreement is terminated by the Company (A) prior to the No-Shop Period Start Date pursuant to Section 8.01(i) (Company Superior Proposal) or after the No-Shop Period Start Date pursuant to Section 8.01(i) (Company Superior Proposal) to enter into a written definitive agreement with an Excluded Party, or (B) following the No-Shop Period Start Date pursuant to Section 8.01(i) (Company Superior Proposal) to enter into a written definitive agreement with a Third Party that is not an Excluded Party; or

(iii)       (A) this Agreement is terminated by (1) Parent or the Company pursuant to Section 8.01(b) (End Date) (but in the case of termination by the Company pursuant to Section 8.01(b) (End Date), only if at such time Parent had the right to terminate this Agreement pursuant to Section 8.01(b) (End Date)), (2) Parent or the Company pursuant to Section 8.01(d) (Failure to Obtain Stockholder Approval) or (3) Parent pursuant to Section 8.01(e) (Company Breach); (B) prior to (1) such termination, in the case of a termination pursuant to Section 8.01(b) (End Date) or Section 8.01(e) (Company Breach), or (2) the Stockholders’ Meeting, in the case of a termination pursuant to Section 8.01(d) (Failure to Obtain Stockholder Approval), an Acquisition Proposal shall have been proposed, made publicly or to the Company Board or any committee thereof (including the Special Committee) and not withdrawn; and (C) within 12 months of the date this Agreement is terminated an Acquisition Proposal is consummated or an Alternative Acquisition Agreement is entered into by the Company or any of its Subsidiaries (and subsequently consummated); provided, that, for purposes of this Section 8.02(b)(iii), all percentages in the definition of Acquisition Proposal shall be replaced with 50%, then the Company shall pay Parent (or an Affiliate of Parent) the Company Termination Fee by wire transfer of same-day funds to an account designated by Parent (x) in the case of Section 8.02(b)(i), within two Business Days after such termination, (y) in the case of Section 8.02(b)(ii), immediately prior to or concurrently with such termination or (z) in the case of Section 8.02(b)(iii), on the date that the Company consummates the Acquisition Proposal. In the event that Parent shall become entitled to receive payment of the Company Termination Fee pursuant to this Section 8.02(b), then the receipt of the Company Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, the Company shall have no further liability, whether pursuant to a claim at law or in equity, to Parent, Merger Sub or any of their respective Affiliates in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against the Company, any of its Affiliates or any of their respective directors, officers and employees for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief brought against the Company to require payment of the Company Termination Fee), any of the transactions contemplated by this Agreement or any matters forming the basis for such termination. If the Company fails to pay the Company Termination Fee and Parent and/or Merger Sub commences a suit which results in a final, non-appealable judgment against the Company for the Company Termination Fee or any portions thereof, then the Company shall pay Parent or Merger Sub its reasonable and documented out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Company Termination Fee at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

(c)         In the event this Agreement is terminated (i) by the Company pursuant to Section 8.01(f) (Parent Breach) or Section 8.01(g) (Failure to Close) or (ii) by Parent pursuant to Section 8.01(b) (End Date) (and, for purposes of this clause (ii), at such time of termination by Parent, this Agreement is terminable by the Company pursuant to Section 8.01(f) (Parent Breach) or Section 8.01(g) (Failure to Close)), then Parent shall pay the Company the Parent Termination Fee by wire transfer of same-day funds to an account designated by Parent within two Business Days after such termination. In the event that the Company shall become entitled to receive payment of the Parent Termination Fee pursuant to this Section 8.02(c), then the receipt of the Parent Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company or any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, Parent, Merger Sub and the Debt Financing Related Parties shall have no further liability, whether pursuant to a claim at law or in equity, to the Company or any of its Affiliates in connection with this Agreement (and the termination hereof), the Debt Letters or the Definitive Financing Agreements (including the Financing, the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and neither the Company nor any of its Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against Parent, Merger Sub, the Debt Financing Related Parties, any of their respective Affiliates or any of their respective directors, officers and employees for damages or any equitable relief arising out of or in connection with this Agreement (other than equitable relief to require payment of the Parent Termination Fee by Parent), the Debt Letters, the Definitive Financing Agreements, any of the transactions contemplated by this Agreement, the Debt Letters or the Definitive Financing Agreements (including the Financing) or any matters forming the basis for such termination. If Parent fails to pay the Parent Termination Fee and the Company commences a suit which results in a final, non-appealable judgment against Parent for the Parent Termination Fee or any portions thereof, then Parent shall pay the Company its reasonable and documented out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the Parent Termination Fee at the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding) (any such amounts, “Enforcement Costs”); provided that, in no event shall Parent or any other Person be required to pay Enforcement Costs in an aggregate amount exceeding $1,000,000.

(d)         For the avoidance of doubt, any payment made by (i) the Company under Section 8.02(b) shall be payable only once with respect to Section 8.02(b) or (ii) Parent under Section 8.02(c) shall be payable only once with respect to Section 8.02(c), and in each case not in duplication even though such payment may be payable under one or more provisions hereof.

(e)         Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 8.02 are an integral part of the Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee or Parent Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to this Section 8.02 are not a penalty but rather constitute liquidated damages in a reasonable amount to compensate Parent or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Agreement, and (iii) without the agreements contained in this Section 8.02, the parties hereto would not have entered into this Agreement.

(f)          Notwithstanding anything to the contrary in this Agreement, if Parent or Merger Sub breaches this Agreement (whether willfully (including a Willful Breach), intentionally, unintentionally or otherwise) and the Parent Termination Fee is payable pursuant to Section 8.02(c), then, except for the right to seek specific performance in accordance with and subject to the terms and conditions of Section 9.09, the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) against any Parent Related Party for any breach (whether willfully (including a Willful Breach), intentionally, unintentionally or otherwise), loss, damage or failure to perform under (whether willfully (including a Willful Breach), intentionally, unintentionally or otherwise), this Agreement or any certificate or document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith shall be for the Company to terminate this Agreement pursuant to Section 8.01(f) or Section 8.01(g) (or, in the case of Parent’s termination, solely in the circumstances contemplated by Section 8.02(c)(ii)) and receive payment of the Parent Termination Fee pursuant to and solely to the extent required by Section 8.02(c), and, if applicable, the Enforcement Costs, and upon payment of such amounts, (x) none of the Parent Related Parties, the Debt Financing  Related Parties or any other financing sources of Parent or Merger Sub, shall have further liability or obligation relating to or arising out of this Agreement (whether in equity or at law, in contract, in tort or otherwise, and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person or otherwise) and (y) no Company Related Party shall be entitled to bring, and in no event support, facilitate or encourage, the bringing of any Proceeding (under any legal theory, whether sounding in law or in equity (in each case whether for breach of contract, in tort or otherwise)) against a Parent Related Party, Debt Financing  Related Party or any other financing sources of Parent or Merger Sub with respect to, arising out of, or in connection with, the failure of the Closing to occur or for a breach or failure to perform hereunder, under the Debt Letters or otherwise (in any case, whether willfully, intentionally, unintentionally or otherwise), and the Company shall cause any such Proceeding pending as of any termination of this Agreement to be dismissed with prejudice as promptly as practicable after such termination. Notwithstanding anything to the contrary in this Agreement (including this Section 8.02(f)), if the Parent Termination Fee and, as applicable, the Enforcement Costs are paid to the Company, under no circumstances will any Company Related Party, or the Company Related Parties in the aggregate, be entitled to monetary damages or monetary remedies for any claims, damages or other losses suffered as a result of the failure of the transactions contemplated by this Agreement or in the Debt Letters to be consummated or for a breach or failure to perform hereunder or thereunder or for any representation made or alleged to have been made in connection herewith or therewith, in excess of the amount of the Parent Termination Fee and, if applicable, the Enforcement Costs. Under no circumstances shall the collective monetary damages payable by Parent and the other Parent Related Parties (including the Sponsors) under this Agreement, the Equity Commitment Agreement and the Limited Guarantee exceed the Maximum Liability Amount.

ARTICLE 9
MISCELLANEOUS

Section 9.01        Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person, (b) on the fifth Business Day after the dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) if delivered by e mail, on the date of delivery if such day is a Business Day or the next succeeding day if such day is not a Business Day (provided, in each case, that no “bounce-back” or notice of non-delivery is received), in each case as follows:

if to Parent, Merger Sub, or the Surviving Corporation, to:

c/o Garnett Station Partners, LLC
853 Broadway, 16th Floor
New York, NY 10003
E-mail:  Matt Perelman; Alex Sloane
Attention:  perelman@garnettstation.com; sloane@garnettstation.com with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
Three Brickell City Centre
98 S.E. 7th Street, Suite 700
Miami, FL 33131
E-mail:  matthew.arenson@kirkland.com
Attention:  Matthew S. Arenson, P.C.

and:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
E-mail:  willard.boothby@kirkland.com
Attention:  Willard S. Boothby, P.C.

if to the Company (prior to the Merger) to:

Fiesta Restaurant Group, Inc.
7255 Corporate Center Dr., Suite C
Miami, FL 33126
Email:  LDPietro@frgi.com
Attention:  Louis DiPietro

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
200 Park Ave
New York, NY 10166
Email:  SMuzumdar@gibsondunn.com
Attention:  Saee Muzumdar

Section 9.02      No Survival of Representations and Warranties. The covenants, representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided, however, that this Section 9.02 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 9.03         Amendments and Waivers.

(a)         Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that following receipt of the Stockholder Approval, no amendment may be made that requires the further approval of the stockholders of the Company under the DGCL unless the required further approval is obtained. Notwithstanding anything to the contrary in this Agreement (including this Section 9.03), the Debt Financing Source Provisions and the definitions of “Debt Financing Sources” and “Debt Financing Related Parties” (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any of the foregoing Sections or definitions) may not be amended, modified, waived or terminated in a manner that is adverse to the interests of the Debt Financing Sources or the Debt Financing Related Parties without the prior written consent of such Debt Financing Sources.

(b)         No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.04        Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated. For the avoidance of doubt, Parent shall pay all filing fees payable pursuant to (a) the HSR Act and (b) any other Antitrust Laws.

Section 9.05       Assignment; Benefit. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of its Affiliates at any time, (b) to any parties providing secured debt financing for purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such secured debt financing (so long as such assignment or security grant is not effective until the Effective Time), and (c) after the Effective Time, to any Person; provided, that any assignment by Parent or Merger Sub shall not relieve Parent or Merger Sub of its obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for (x) the rights of the Company’s stockholders to receive the Per Share Merger Consideration at the Effective Time pursuant to the terms and conditions of this Agreement, (y) the rights of the holders of Company Equity Awards to receive the payments in respect thereof following the Effective Time pursuant to Section 2.06, and (z) the rights of the Covered Persons pursuant to Section 6.10. For the avoidance of doubt, prior to the Effective Time, the rights and remedies conferred on the Company’s stockholders pursuant to Article 2 concerning payment of the Aggregate Merger Consideration and on the holders of Company Equity Awards concerning the payments in respect thereof pursuant to Section 2.06 may only be enforced by the Company acting on the behalf of the Company’s stockholders and holders of Company Equity Awards. The parties hereto further agree that the rights of third-party beneficiaries under this Section 9.05 (except such rights of the Debt Financing Sources and the Debt Financing Related Parties) shall not arise unless and until the Merger is consummated. Notwithstanding anything to the contrary in this Agreement (including this Section 9.05), each of the Debt Financing Sources and each of their respective Affiliates and funds, and each of and their respective current, former and future direct or indirect equity holders, controlling persons, stockholders, agents, Affiliates, funds, members, managers, general or limited partners, assignees, directors, officers, employees, trustees, representatives, attorneys, accountants and other advisors, agents or consultants (collectively, and together with the Debt Financing Sources, the “Debt Financing Related Parties”) shall be express third-party beneficiaries with respect to Section 8.02(c), Section 8.02(f) the last sentence of Section 9.03(a), this Section 9.05, Section 9.06, Section 9.07, Section 9.08, Section 9.09, and Section 9.15 (collectively, the “Debt Financing Source Provisions”).

Section 9.06      Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State. Notwithstanding anything to the contrary in this Agreement (including this Section 9.06), except as otherwise set forth in (i) the Debt Letters as in effect as of the date of this Agreement, all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Debt Financing Related Parties in any way relating to the Debt Letters, the Definitive Financing Agreements or the performance thereof or the Debt Financing shall be exclusively governed by, and construed in accordance with, the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule whether of the State of Delaware or any other jurisdiction that would cause the application of Applicable Law of any jurisdiction other than the State of Delaware and (ii) the Equity Commitment Agreement as in effect as of the date of this Agreement, all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the parties thereto in any way relating to the Equity Commitment Agreement or the performance thereof or the Equity Financing shall be exclusively governed by, and construed in accordance with, the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule whether of the State of Delaware or any other jurisdiction that would cause the application of Applicable Law of any jurisdiction other than the State of Delaware.

Section 9.07        Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought in the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a state or federal court sitting in the State of Delaware. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of each such court in respect of any legal or equitable action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, or relating to enforcement of any of the terms of this Agreement, and hereby irrevocably waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by such courts. Each party hereto agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement shall be properly served or delivered if delivered in the manner contemplated by Section 9.01 or in any other manner permitted by law. Notwithstanding anything to the contrary in this Agreement (including this Section 9.07), each party agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Related Parties in any way relating to this Agreement, including any dispute arising out of or relating to the Debt Letters, the Definitive Financing Agreements or the performance thereof or the Debt Financing, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and of the appropriate appellate courts therefrom).

Section 9.08       Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE DEBT LETTERS, THE DEFINITIVE FINANCING AGREEMENTS, THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING IN ANY PROCEEDING AGAINST ANY DEBT FINANCING RELATED PARTIES. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.08.

Section 9.09        Specific Performance.

(a)         The parties hereto agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and, accordingly that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof and, subject to Section 9.09(b), the Equity Financing, in addition to any other remedy to which they are entitled at law or in equity in connection with this Agreement. The parties hereto agree that unless and until this Agreement is validly terminated in accordance with Section 8.01 and any dispute over the right to termination has been finally resolved, (i) the parties hereto shall be entitled to an injunction or injunctions from a court of competent jurisdiction as set forth in Section 9.07 to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (for the avoidance of doubt, including to specifically enforce a party’s obligation to effect the Closing), without bond, or other security being required, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement, including the Merger, and without that right, none of the Company, Parent or Merger Sub would have entered into this Agreement.

(b)        Notwithstanding anything to the contrary in Section 9.09(a), it is explicitly agreed that the Company shall only be entitled to seek specific performance of Parent’s obligation to cause the Equity Financing to be funded in accordance with terms of the Equity Commitment Agreement and Parent’s and Merger Sub’s obligations to effect the Closing and to cause the consummation of the Merger, as applicable, to occur only if and for so long as:

(i)        with respect to the consummation of the Merger (including the payment of the Aggregate Merger Consideration and drawing down the Equity Financing related thereto), (A) all of the conditions set forth in Article 7 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), (B) to the extent the proceeds of the Debt Financing are required to consummate the Merger and the other transactions contemplated hereby, the Debt Financing or Substitute Financing have been funded in accordance with the terms and conditions thereof or the Debt Financing Sources have confirmed in writing that the Debt Financing or Substitute Financing will be funded at the Closing if the Equity Financing is funded at the Closing (provided that Parent and Merger Sub will not be required to draw down on the Equity Commitment Agreement or consummate the Closing if the Debt Financing is not in fact funded at the Closing) and (C) Parent and Merger Sub fails to complete the Closing pursuant to and in accordance with Section 2.01; and

(ii)         the Company has irrevocably confirmed by written notice to Parent that (A) the conditions set forth in Section 7.01 and Section 7.03 have been and continue to be satisfied or waived (other than any conditions that by their nature are to be satisfied by actions taken at the Closing) and (B) if specific performance is granted and the Equity Financing and Debt Financing are funded, the Company is ready, willing and able to consummate the Closing and the other transactions contemplated hereby pursuant to this Agreement, and the Closing will occur substantially simultaneously with the drawdown of the Equity Financing.

For the avoidance of doubt, (x) in no event shall the Company or any of its successors or permitted assigns be entitled to specifically enforce (or to bring any Proceeding in equity seeking to specifically enforce) Parent’s rights under the Equity Commitment Agreement to cause the Equity Financing to be funded other than as expressly provided in this Section 9.09(b) and (y) in no event shall the Company be entitled to seek to specifically enforce any provision of this Agreement or to obtain an injunction or injunctions, or to bring any other Proceeding in equity in connection with the transactions contemplated by this Agreement, against any Person other than against Parent and, in such case, only under the circumstances expressly set forth in this Section 9.09(b).

(c)         For the avoidance of doubt, in no event shall the exercise of the Company’s right to seek specific performance pursuant to this Section 9.09 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement pursuant to Article 8 and/or pursue all applicable remedies at law, including seeking payment of the Parent Termination Fee. Notwithstanding the foregoing, so long as this Agreement shall not have been terminated, the Company shall be entitled to pursue both a grant of specific performance under this Section 9.09 and the payment of the Parent Termination Fee and any applicable Enforcement Costs, but under no circumstances shall the Company be permitted or entitled to receive (i) both (A) a grant of specific performance under this Section 9.09 and (B) payment of any monetary damages, including the Parent Termination Fee and any applicable Enforcement Costs or (ii) both (x) an award of monetary damages and (y) any of the Parent Termination Fee or any applicable Enforcement Costs. As a result, the Company shall not be entitled to receive the Parent Termination Fee or Enforcement Costs if the Company has been granted specific performance of this Agreement, the Closing actually occurs and Parent makes all of the payments contemplated by Article 2.

(d)         Notwithstanding anything to the contrary in this Agreement (including this Section 9.09), in no event shall the Company, its Subsidiaries or Affiliates or any of their respective officers, directors, managers, principals, employees, agents, auditors, accountants, advisors, bankers or other representatives be entitled to seek the remedy of specific performance of this Agreement, any Debt Financing, any Substitute Financing, any Debt Letter or any Definitive Financing Agreement against any Debt Financing Source or any Debt Financing Related Party; provided that nothing herein to the contrary shall prohibit Parent, Merger Sub or any of their respective Affiliates from enforcing its rights directly against any Debt Financing Source under any Debt Financing, any Substitute Financing, any Debt Letter or any Definitive Financing Agreement or causing any Debt Financing Source to fund (including by seeking specific performance thereunder) pursuant to any Debt Financing, any Substitute Financing, any Debt Letter or any Definitive Financing Agreement.

Section 9.10        Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party; provided that, the parties intend that the remedies and limitations thereon contained in Section 8.02 (Effect of Termination; Payment of Termination Fee) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Debt Letters or the Limited Guarantee. Upon a determination of severability pursuant to the foregoing sentence, the parties hereto agree to negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.11       Parent Guarantee. Parent shall cause Merger Sub to comply in all respects with each of the covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the other transactions contemplated by this Agreement. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the transactions contemplated by this Agreement, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. As applicable, references in this Section 9.11 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

Section 9.12         Entire Agreement; No Reliance.

(a)       This Agreement, the Confidentiality Agreement, the exhibits and schedules to this Agreement, the Company Disclosure Schedule and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto.

(b)        Each party hereto agrees that, except for the representations and warranties of the Company contained in Article 4 of this Agreement and of Parent and Merger Sub contained in Article 5 of this Agreement, or in any certificate delivered expressly pursuant to this Agreement, none of the Company, Parent or Merger Sub makes any other representations or warranties and each hereby disclaims any other representations or warranties made by itself or any of its Representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery or disclosure to any other party or any other party’s Representatives of any document or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, except to the extent and as expressly covered by a representation and warranty made by the Company in this Agreement, or in any certificate delivered expressly pursuant to this Agreement, each of Parent and Merger Sub agrees that neither the Company nor any of its Subsidiaries makes or has made any representation or warranty with respect to (i) any projections, forecasts, estimates, plans or budgets or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to it, or (ii) any other information, statements or documents heretofore or hereafter delivered to or made available to it, including the information in the electronic data room of the Company, with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries.

Section 9.13       Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

Section 9.14        Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by e-mail PDF form, or by any other electronic means will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 9.15       Liability of Debt Financing Related Parties. Notwithstanding anything to the contrary contained herein, the Company hereby waives any rights or claims against any Debt Financing Related Party in connection with this Agreement, the Debt Financing, the Debt Letters, the Definitive Financing Agreements or the transactions contemplated hereby or thereby, and no Debt Financing Related Party shall have any rights or claims against the Company in connection with this Agreement, the Debt Financing, the Definitive Financing Agreements or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided, that following consummation of the Merger, the foregoing will not limit the rights of the parties to the Debt Financing under the Debt Letters and the Definitive Financing Agreements.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:

FIESTA HOLDINGS, LLC

By:	/s/ Matthew Perelman
	Name:	Matthew Perelman
	Title:	Co-President

MERGER SUB:

FIESTA MERGER SUB, LLC

By:	/s/ Matthew Perelman
	Name:	Matthew Perelman
	Title:	Co-President

[Signature Page to Agreement and Plan of Merger]

COMPANY:

FIESTA RESTAURANT GROUP, INC.

By:	/s/ Dirk Montgomery
	Name:	Dirk Montgomery
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]